Exhibit 10.2

Execution Version

$500,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of November 4, 2026

among

STERIS IRISH FINCO UNLIMITED COMPANY,

as the Borrower,

The Guarantors Party Hereto,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

J.P. MORGAN SE,

as Administrative Agent

GOLDMAN SACHS BANK EUROPE SE

CITIBANK EUROPE PLC,

BOFA SECURITIES, INC.,

PNC BANK, NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES, LLC,

as Syndication Agents

BANCO BILBAO VIZCAYA

ARGENTARIA, S.A. NEW YORK

BRANCH,

DNB BANK ASA, NEW YORK BRANCH

and

HSBC BANK USA, NATIONAL

ASSOCIATION,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

J.P. MORGAN SE,

GOLDMAN SACHS BANK EUROPE SE,

CITIBANK, N.A,

BOFA SECURITIES, INC.,

PNC BANK, NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

NOTICE: Under the Credit Reporting Act 2013 lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

The Central Credit Register is owned and operated by the Central Bank of Ireland. For more information, including on how your data is processed, see www.centralcreditregister.ie

i

SCHEDULES

Schedule I	– Commitments
Schedule II	– Certain Addresses for Notices
Schedule 4.01(f)	– Legal Proceedings
Schedule 5.01(i)	– Affiliate Transactions
Schedule 5.02(a)	– Liens
Schedule 5.02(e)	– Subsidiary Indebtedness

EXHIBITS

Exhibit A	–	[Reserved]
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Tax Compliance Certificate
Exhibit C-2	–	Form of Tax Compliance Certificate
Exhibit C-3	–	Form of Tax Compliance Certificate
Exhibit C-4	–	Form of Tax Compliance Certificate
Exhibit D	–	Form of Guarantor Joinder Agreement
Exhibit E	–	Form of EU Notice

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement (this “Agreement”) dated as of November 4, 2026 is among STERIS Irish FinCo Unlimited Company, a public unlimited company incorporated under the laws of Ireland with company number 570385 (“STERIS Irish FinCo”), as the Borrower, STERIS plc, a public limited company incorporated under the laws of Ireland with company number 595593 (“STERIS plc”), as a Guarantor, STERIS Limited, a private limited company incorporated under the laws of England and Wales with registered number 09257343 (“STERIS Limited”), as a Guarantor, STERIS Corporation, an Ohio corporation (“STERIS Corporation” and together with STERIS plc and STERIS Limited, the “Effective Date Guarantors”), as a Guarantor, the other Guarantors (as defined below) that are parties hereto from time to time, the Lenders (as defined below) that are parties hereto, and J.P. Morgan SE, as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, STERIS Corporation intends to acquire, directly or indirectly (the “Acquisition”) all of the equity interests of Xodus Medical, Inc., a Pennsylvania corporation (the “Target”), pursuant to that certain Purchase and Sale Agreement, dated as of October 11, 2026 (as amended, modified, supplemented or waived, the “Acquisition Agreement”), by and among STERIS Corporation, the Sellers (as defined therein) and the Sellers’ Representative (as defined therein); and

WHEREAS, the Borrower has requested that the Lenders provide a delayed draw term loan credit facility in an initial principal amount of $500,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein, the proceeds of which will be used (a) to finance, in part, the Acquisition, including the refinancing, prepayment, repayment, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing Debt (as defined below) of the Target and its Subsidiaries (as elected by the Reporting Entity in its sole discretion) and (b) to pay all or a portion of the Transaction Costs.

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acknowledging Party” has the meaning set forth in Section 9.18.

“Acquisition” has the meaning set forth in the recitals hereto.

“Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Advance” means an advance made pursuant to Section 2.01.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Fee Letter” means that certain fee letter, dated as of October 11, 2026, between STERIS Corporation and JPMorgan concerning fees to be paid in connection with this Agreement and related matters.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agents” means, collectively, the Administrative Agent, the Joint Lead Arrangers, each Syndication Agent and each Co-Documentation Agent.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Ancillary Document” has the meaning set forth in Section 9.11.

“Anti-Corruption Laws” has the meaning set forth in Section 4.01(s).

“Applicable Creditor” has the meaning set forth in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means the rate per annum set forth under the corresponding heading below based on the Level set forth below in effect as of such date:

	Debt Ratings S&P / Moody’s / Fitch	Applicable Margin for Term Benchmark Advances	Applicable Margin for Base Rate Advances
Level 1	A- / A3 / A- or higher	1.000%	0.000%
Level 2	BBB+ / Baa1 / BBB+	1.125%	0.125%
Level 3	BBB / Baa2 / BBB	1.250%	0.250%
Level 4	BBB- / Baa3 / BBB-	1.375%	0.375%
Level 5	BB+ / Ba1 / BB+ or lower	1.500%	0.500%

For purposes of the foregoing, (i) if the Debt Ratings established by two or more of S&P, Moody’s and Fitch shall fall within the same Level, the Applicable Margin shall be determined by reference to such Level; (ii) if none of S&P, Moody’s and Fitch shall have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then each such rating agency shall be deemed to have established a Debt Rating in Level 5; (iii) if only one of S&P, Moody’s and Fitch shall have in effect a Debt Rating, the Applicable Margin shall be determined by reference to the Level in which such Debt Rating falls; (iv) if the Debt Ratings established or deemed to have been established by S&P, Moody’s and Fitch shall each fall within different Levels from each other, the Applicable Margin shall be based on the highest of the three Debt Ratings unless at least one of the three Debt Ratings is two or more Levels lower than one or more of the others, in which case the Applicable Margin shall be determined by reference to the Level next below that of the highest of the three Debt Ratings; (v) if only two of S&P, Moody’s and Fitch shall have in effect a Debt Rating and such Debt Ratings shall fall within different Levels, the Applicable Margin shall be based on the higher of the two Debt Ratings unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the Applicable Margin shall be determined by reference to the Level next above that of the lower of the two Debt Ratings; and (vi) if the Debt Ratings established or deemed to have been established by S&P, Moody’s and Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch, as applicable), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Reporting Entity to the Administrative Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Reporting Entity and the Lenders shall negotiate in good faith to amend the definition of “Applicable Margin” set forth in this Agreement to reflect such changed rating system or the unavailability of Debt Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

“Applicable Minimum Amount” means an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

“Applicable Parties” has the meaning assigned to such term in Section 9.09(c).

“Approved Borrower Portal” has the meaning assigned to such term in Section 9.09(a).

“Approved Electronic Platform” has the meaning assigned to such term in Section 5.01.

“Article 21c CRD VI” has the meaning assigned to such term in Section 2.02(h).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period or for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (i) of Section 2.10.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%, provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.10, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.09(a)(i).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (e) of Section 2.10.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) [reserved]

(2) the Daily Simple SOFR; and

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10.

“Beneficial Ownership Certification” has the meaning set forth in Section 3.01(d)(ii).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bona Fide Debt Fund” means any fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course and, if applicable, with respect to which the Primary Disqualified Institution of such Bona Fide Debt Fund does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Borrower” means STERIS Irish FinCo.

“Borrower Communications” means, collectively, any Notice of Borrowing (or notice of Conversion or continuation), notice of prepayment, notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower Materials” has the meaning specified in the last paragraph of Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Bridge Facility” means a senior unsecured bridge facility in connection with the Acquisition and the other Transactions in an aggregate principal amount not to exceed $2,000,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, where the Administrative Agent’s Office is located; provided, that when used in connection with Advances referencing the Term SOFR Rate and any interest rate, settings, fundings, disbursements, settlements or payments of any such Advances referencing the Term SOFR Rate or any other dealings of such Advances referencing the Term SOFR Rate, the term “Business Day” shall also exclude any such day that is not a U.S. Government Securities Business Day; provided, further that when used in connection with any Borrowings, fundings, disbursements or payments of Advances and any notices in connection therewith (including Notices of Borrowings), the term “Business Day” shall also exclude any such day that is not a Business Day.

“Buy-Side Advisor” has the meaning set forth in Section 9.14.

“Cash Equivalents” means (a) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by or fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof or (ii) any member state of the European Union; (b) marketable general obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision, agency or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any other foreign government or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, which are rated at least A- by S&P or A-1 by Moody’s; (c) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by an issuer rated at least A-/A-1 by S&P or A3/P-1 by Moody’s; or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (d) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, notes, debt securities, bankers’ acceptances and repurchase agreements, in each case having maturities of one year or less from the date of acquisition, issued, and money market deposit accounts issued or offered, by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or foreign commercial bank of recognized standing having combined capital and surplus of not less than $100,000,000 or any bank (or the parent company of any such bank) whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-2 or an equivalent rating from another rating agency; (e) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to notes or other securities described in clause (a) of this definition; (g) any notes or other debt securities or instruments issued by any Person, (i) the payment and performance of which is premised upon (A) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of such state, commonwealth or territory or any public instrumentality or agency thereof or any foreign government or (B) loans originated or acquired by any other Person pursuant to a plan or program established by any Governmental Authority that requires the payment of not less than 95% of the outstanding principal amount of such loans to be guaranteed by (1) a specified Governmental Authority or (2) any other Person (provided that all or substantially all of such guarantee payments made by such Person are contractually required to be reimbursed by any other Governmental Authority), (ii) that are rated at least AAA by S&P and Aaa by Moody’s and (iii) which are disposed of by the Reporting Entity or any member of the Consolidated Group within one year after the date of acquisition thereof; (h) shares of money market, mutual or similar funds that (i) invest in assets satisfying the requirements of clauses (a) through (g) (or any of such clauses) of this definition, and (ii) have portfolio assets of at least $1,000,000,000; (i) any other investment which constitutes a “cash equivalent” under GAAP as in effect from time to time; and (j) any other notes, securities or other instruments or deposit-based products consented to in writing by the Administrative Agent.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing Date” means the Business Day on which all the conditions precedent in Section 3.02 are satisfied or waived in accordance with Section 9.01.

“Closing Date Guarantors” means any Material Subsidiaries (other than the Effective Date Guarantors) that are required to guarantee the Guaranteed Obligations on the Closing Date pursuant to Section 5.01(h).

“Effective Date Guarantors” has the meaning specified in the introductory paragraph hereof.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, DNB Bank ASA, New York Branch and HSBC Bank USA, National Association.

“Commitment” means as to any Lender, the commitment of such Lender to make an Advance hereunder, as such commitment may be increased or reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Commitment is the amount set forth for such Lender in the column labeled “Commitment” opposite such Lender’s name on Schedule I hereto. As of the Effective Date, the aggregate amount of the Commitments is $500,000,000. The Commitments shall terminate in full on the earlier of (a) the Borrowing of the Advances on the Closing Date and (b) the Commitment Termination Date.

“Commitment Termination Date” means the first to occur of (i) receipt by the Administrative Agent of written notice of termination of the Commitments in full by the Borrower pursuant to Section 2.07(b), (ii) the valid termination of the Acquisition Agreement in accordance with the terms thereof prior to the occurrence of the Closing Date (as defined in the Acquisition Agreement as in effect on October 11, 2026), (iii) the occurrence of the Closing Date (as defined in the Acquisition Agreement as in effect on October 11, 2026) (after giving effect to any funding of the Advances) and (iv) 11:59 P.M. (New York City time) five (5) Business Days after the Outside Date (as defined in the Acquisition Agreement as in effect October 11, 2026 and as such date may be extended pursuant to the first proviso to Section 9.1(b)(ii) of the Acquisition Agreement as in effect on October 11, 2026, but without giving effect to any extension thereof pursuant to the first parenthetical in Section 9.1(b)(ii) and Section 10.8 of the Acquisition Agreement as in effect on October 11, 2026).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to Section 9.02, including through an Approved Electronic Platform.

“Companies Act 2014” means the Companies Act 2014 of Ireland, as amended.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net income of the Consolidated Group for such period determined in accordance with GAAP plus the following, to the extent deducted in calculating such Consolidated net income: (a) Consolidated Interest Expense, (b) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital or similar measures payable by the Reporting Entity and its Subsidiaries in each case, as set forth on the financial statements of the Consolidated Group, (c) depreciation (including depletion) and amortization expense, (d) any extraordinary or unusual charges, expenses or losses, (e) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (f) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (g) any other non-recurring or non-cash charges, expenses or losses; provided that for any period of four consecutive fiscal quarters nonrecurring cash expenses added back pursuant to this clause (g) (other than those in connection with any acquisition) shall not exceed the greater of (x) $50,000,000 and (y) 10% of Consolidated EBITDA (before giving effect to such nonrecurring cash add back) for the applicable four quarter period, (h) minority interest expense, and (i) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, and minus, to the extent included in calculating such Consolidated net income for such period, the sum of (i) any extraordinary or unusual income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations (without duplication of any amounts added back in clause (b) of this definition), (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any other nonrecurring or non-cash income and (v) minority interest income, all as determined on a Consolidated basis. In the event that the Reporting Entity or any of its Subsidiaries acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission; provided, that if appropriate financial items to calculate Consolidated EBITDA on a pro forma basis for an acquisition or investment are unavailable or were not prepared in accordance with GAAP, then the Reporting Entity may elect not to include such financial items relating to such acquisition or investment if the amount of Consolidated EBITDA attributable to such acquisition or investment as reasonably determined in good faith by the Reporting Entity is greater than or equal to $0 or is less negative than the more negative of (x) negative $25,000,000 and (y) negative 5% of Consolidated EBITDA (before giving effect to such pro forma adjustment).

“Consolidated Group” means the Reporting Entity and its Subsidiaries.

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Consolidated Group on a Consolidated basis determined in accordance with GAAP, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements relating to interest rates; provided that if the Reporting Entity or any of its Subsidiaries acquired or disposed of any Person, business unit or line of business during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition or disposition as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Total Assets” means, as of any date of determination, the net book value of all assets at such date as reflected on the Consolidated balance sheet of the Reporting Entity (or, as applicable, the entity that was most recently, but is no longer, the Reporting Entity) most recently delivered pursuant to Section 5.01(j)(i) or Section 5.01(j)(ii) (or prior thereto, as set forth in the most recent Required Financial Statements).

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate amount of Borrowed Debt of the Consolidated Group determined on a Consolidated basis as of such date minus (b) to the extent included in clause (a) above, the lesser of (1) the aggregate amount of cash proceeds received and held by or on behalf of the Reporting Entity or its Subsidiaries in connection with any offering, issuance or other incurrence of Debt (“Specified Indebtedness”) in connection with a transaction not prohibited under this Agreement, pending application of such proceeds in respect of any pending acquisition (including, for the avoidance of doubt, the Acquisition) or investment, or refinancing, prepayment, repayment, redemption, repurchase, settlement, discharge or defeasance of existing Debt (a “Pending Transaction”) and (2) the lowest maximum amount (for the avoidance of doubt, not to be less than $0) that may be deducted as of such date when calculating “Consolidated Total Debt” (or other corresponding definition) for purposes of determining compliance with any leverage ratio financial covenant (or other corresponding provision) in (A) the Existing STERIS Notes (or any replacement facility in respect thereof or indebtedness refinancing such notes) and (B) the Revolving Credit Agreement (or any replacement facility in respect thereof or other indebtedness refinancing such facility), provided that if the Pending Transaction is not consummated by (x) for any pending acquisition (including, for the avoidance of doubt, the Acquisition), the date specified therefor in the definitive agreement governing such Specified Indebtedness (or, if no such date is specified, the date that is fifteen (15) months after the offering, issuance or other incurrence of such Specified

Indebtedness) and (y) for all other Pending Transactions, the date that is 180 days after the offering, issuance or other incurrence of such Specified Indebtedness (the “Pending Transaction Effective Date”), then from and after the date that is 90 days after the Pending Transaction Effective Date (or such later date as the Administrative Agent may agree in its discretion), the aggregate amount of cash proceeds received and held by or on behalf of the Reporting Entity or its Subsidiaries in connection with such Specified Indebtedness for purposes of clause (b) shall be deemed to be $0.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Reporting Entity on the first day of such period or whose election to the board of directors of the Reporting Entity is approved by a majority of the other Continuing Directors.

“Conversion,” “Convert,” or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.11.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“CTA” means the Corporation Tax Act 2009.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) subject to Section 1.03, all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of any Debt referred to in this clause (i) shall be the lesser of (x) the maximum amount of the Debt so secured and (y) the fair market value of such property.

“Debt Rating” means as of any date of determination, the ratings as determined by S&P, Moody’s and/or Fitch, as applicable, of the Reporting Entity’s Index Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, England and Wales, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.09(b).

“Defaulting Lender” means, subject to Section 2.20(c), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Person is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, in any such case, where such ownership or action, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Direction” has the meaning specified in Section 2.16(g)(iv)(C)(1).

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” has the meaning specified in Section 5.02(f).

“Disqualified Lenders” means (a) those Persons identified as “Disqualified Lenders” in writing from the Reporting Entity to the Joint Lead Arrangers, on or prior to October 11, 2026, (b) Persons reasonably determined by the Reporting Entity to be competitors of the Reporting Entity or its Subsidiaries and that have been identified in writing by the Reporting Entity to the Joint Lead Arrangers, from time to time after October 11, 2026 and prior to the Effective Date or by the Reporting Entity to the Administrative Agent in writing by delivery of a notice thereof to the Administrative Agent (at any time when JPMorgan, is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) at any time and from time to time after the Effective Date (and each written supplement shall become effective three Business Days after delivery thereof to the Joint Lead Arrangers or the Administrative Agent, as applicable) and (c) in each case, as to any entity referenced in each of clauses (a) and (b) (the “Primary Disqualified Institution”), their Affiliates (other than Bona Fide Debt Fund Affiliates) to the extent such Affiliates are identified in writing by the Reporting Entity to the Joint Lead Arrangers prior to the Effective Date or the Administrative Agent by delivery of a notice thereof to the Administrative Agent (at any time when JPMorgan is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) on or after the Effective Date (and each written supplement shall become effective three Business Days after delivery thereof to the Joint Lead Arrangers or the Administrative Agent, as applicable) or are otherwise clearly identifiable as an Affiliate based solely by similarity of such Affiliate’s name to the name of a person on such list, it being understood and agreed that the foregoing provisions shall not apply retroactively to any Person if such Person shall have previously acquired an assignment or participation interest (or shall have entered into a trade therefor) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter. For the avoidance of doubt, the Reporting Entity may remove the designation of Persons as Disqualified Institutions by notice to the Administrative Agent (at any time when JPMorgan is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com).

“Dollars” and the “$” sign each means lawful currency of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is denominated in a currency other than Dollars, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by any Guarantor which is a UK Loan Party (or, if at any time any Person that is a borrower under this Agreement (including any successor to or replacement of STERIS Irish FinCo as the Borrower) is a UK Loan Party, by that Person), which:

(i) where it relates to a UK Treaty Lender that is a Lender on the day on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite such Lender’s name in Part I of Schedule I; and

(1) where that UK Loan Party is a UK Loan Party on the Effective Date, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(2) where that UK Loan Party has become a UK Loan Party after the Effective Date, is filed with HM Revenue & Customs within 30 days of the date on which that relevant UK Loan Party becomes such UK Loan Party; or

(ii) where it relates to a UK Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Acceptance, and:

(1) where that UK Loan Party is a UK Loan Party as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date; or

(2) where that UK Loan Party is not a UK Loan Party as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of the date on which that relevant UK Loan Party becomes a UK Loan Party.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the Business Day on which all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 9.01, which is November 4, 2026.

“Electronic Signature” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Embargoed Person” means (a) any country or territory that is the target of a comprehensive sanctions program administered by OFAC (a “Sanctioned Jurisdiction”) or (b) any Person that (i) is or is owned, 50% or more, or otherwise controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or His Majesty’s Treasury of the United Kingdom, or (B) under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the Iran Threat Reduction and Syria Human Rights Act, each as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or any Executive Order promulgated pursuant to any of the foregoing (collectively (A) and (B) referred to as “Sanctions”) or (iii) resides, is organized or chartered or has a place of business in a Sanctioned Jurisdiction or any country or territory that is the subject of a Sanctions program administered by OFAC that prohibits dealing with the government of such country or territory (unless, in the case of clauses (i), (ii), or (iii), such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or releases of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (with respect to exposure to Hazardous Materials) or the environment, including without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or legally-binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, human health or safety (with respect to exposure to Hazardous Materials) or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Reporting Entity’s controlled group, or under common control with such Reporting Entity, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b) the application for a minimum funding waiver with respect to a Plan;

(c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d) the cessation of operations at a facility of the Reporting Entity or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e) the withdrawal by the Reporting Entity or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Borrower” has the meaning assigned to such term in Section 2.02(h).

“EU Funding Obligations” has the meaning assigned to such term in Section 2.02(i).

“EU Lender” has the meaning assigned to such term in Section 2.02(h).

“EU Lender Provisions” means, collectively, Sections 2.02(g) through (m) and the final paragraph of Section 2.02(a).

“EU Notice” has the meaning assigned to such term in Section 2.02(h).

“EU Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from, or remitted to a taxing authority in connection with making, a payment to a Lender or Agent, (i) Taxes imposed on (or measured by) its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case only to the extent imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized, by the jurisdiction (or any political subdivision thereof) of such Lender’s Applicable Lending Office or such Lender’s or such Agent’s principal office, or as a result of a present or former connection between such Lender or such Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or such Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) backup withholding Tax imposed by the United States on payments by any Loan Party to any Lender, (iii) any Tax that is imposed by reason of such recipient’s failure to comply with Section 2.16(f), (iv) in the case of a Lender, any U.S. federal withholding Tax imposed pursuant to a law in effect at the time (x) such Lender becomes a party to this Agreement or acquires an interest in an Advance or (y) such Lender designates a new Applicable Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new Applicable Lending Office or assignment, to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.16, and (v) any taxes imposed under FATCA, including as a result of such recipient’s failure to comply with Section 2.16(f)(iii).

“Existing STERIS Notes” means (x) STERIS Corporation’s (i) (A) 3.55% Senior Notes, Series A-3A, due December 4, 2027 in principal amount of $12,500,000 and (B) 3.55% Senior Notes, Series A-3B, due December 4, 2027 in principal amount of $12,500,000, each issued under those certain Note Purchase Agreements, each dated as of December 4, 2012, as further amended, restated, amended and restated, supplemented or otherwise modified, by and among STERIS Corporation and the purchasers named therein; and (ii) (A) 3.55% Senior Notes, Series A-2, due May 14, 2027 in principal amount of $125,000,000 and (B) 3.70% Senior Notes, Series A-3, due May 14, 2030 in principal amount of $100,000,000, each issued under that certain Note Purchase Agreement, dated as of March 31, 2015, as further amended, restated, amended and restated, supplemented or otherwise modified, by and among STERIS Corporation and the purchasers named therein; (y) STERIS Limited’s (i) 3.93% Senior Notes, Series A-1, due February 27, 2027 in principal amount of $50,000,000, (ii) 1.86% Senior Notes, Series A-2, due February 27, 2027 in principal amount of €60,000,000, (iii) 4.03% Senior Notes, Series A-3, due February 27, 2029 in principal amount of $45,000,000, (iv) 2.04% Senior Notes, Series A-4, due February 27, 2029 in principal amount of €20,000,000, (v) 3.04% Senior Notes, Series A-5, due February 27, 2029 in principal amount of £45,000,000, (vi) 2.30% Senior Notes, Series A-6, due February 27, 2032 in principal amount of €19,000,000 and (vii) 3.17% Senior Notes, Series A-7, due February 27, 2032 in principal amount of £30,000,000, each issued under that certain Note Purchase Agreement, dated as of January 23, 2017, as further amended, restated, amended and restated, supplemented or otherwise modified, by and among STERIS Limited and the purchasers named therein; and (z) STERIS Irish FinCo’s (i) 2.70% Senior Notes due March 15, 2031 in principal amount of $675,000,000 and (ii) 3.75% Senior Notes due March 15, 2051 in principal amount of $675,000,000, each issued under the First Supplemental Indenture, dated as of April 1, 2021, among STERIS Irish FinCo, the guarantors party thereto and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee, to the Indenture, dated as of April 1, 2021, among STERIS Irish FinCo, the guarantors party thereto and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance adopted pursuant to any such intergovernmental agreement).

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means (i) the Agent Fee Letter and (ii) any other fee letters between any Joint Lead Arrangers and/or certain of their Affiliates and the Borrower concerning fees to be paid in connection with this Agreement and related matters.

“Finance Party” means the Administrative Agent, a Syndication Agent, a Co-Documentation Agent, a Joint Lead Arranger or a Lender.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate and Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate and Daily Simple SOFR shall be zero.

“Foreign Subsidiary” means any Subsidiary that is organized, formed, or incorporated, as applicable, under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia, and any direct or indirect Subsidiary thereof.

“GAAP” has the meaning specified in Section 1.03.

“Goldman Sachs” means Goldman Sachs Bank Europe SE and its Affiliates, including Goldman Sachs Bank USA.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” means each member of the Consolidated Group that guarantees the Guaranteed Obligations by becoming a party hereto, including by way of executing a joinder hereto substantially in the form of Exhibit D hereto or any other form agreed by the Administrative Agent, and that has not ceased to be a Guarantor pursuant to the release provisions of Section 8.08(a), Section 8.08(b) or Section 8.08(c) or otherwise terminated pursuant to the provisions hereof; provided, however, that notwithstanding anything to the contrary in the Loan Documents, (i) no Foreign Subsidiary of STERIS Corporation shall be required to be a Guarantor, (ii) no Select Group Company shall be required to be a Guarantor, (iii) no Domestic Subsidiary of STERIS Corporation substantially all of the assets of which consist (directly or indirectly through one or more entities disregarded as separate from their owner for U.S. federal income tax purposes) of equity interests (or equity interests and indebtedness) of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code shall be required to be a Guarantor, (iv) no Subsidiary shall be required to be a Guarantor to the extent that the Reporting Entity reasonably determines in good faith, in consultation with the Administrative Agent, that such guarantee would result in material adverse tax consequences to the Reporting Entity or any of its Subsidiaries and (v) during the period from and including the Effective Date to the Closing Date, the Guaranteed Obligations will not be guaranteed (except by the Borrower and the Effective Date Guarantors); provided, further, that no Guarantor that is also the Borrower shall guarantee its own obligations.

“Guaranty” has the meaning specified in Section 8.01.

“Guaranty Termination Date” has the meaning specified in the definition of “Guaranty Trigger Period”.

“Guaranty Trigger Date” has the meaning specified in the definition of “Guaranty Trigger Period”.

“Guaranty Trigger Event” means at any time after the Effective Date, the Reporting Entity does not maintain at least two of the following Debt Ratings: Baa3 or higher by Moody’s, BBB- or higher by S&P and BBB- or higher by Fitch.

“Guaranty Trigger Period” means the period commencing upon the occurrence of a Guaranty Trigger Event (such date, the “Guaranty Trigger Date”) and continuing until such time that the Reporting Entity first receives at least two of the following Debt Ratings after the Guaranty Trigger Date: Baa3 or higher by Moody’s, BBB- or higher by S&P and BBB- or higher by Fitch (such date, the “Guaranty Termination Date”).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, forward contracts and other similar agreements.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Borrower to change GAAP to IFRS.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Reporting Entity that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning specified in Section 9.08.

“Interest Period” means as to each Term Benchmark Advance, the period commencing on the date such Term Benchmark Advance is disbursed or Converted to or continued as a Term Benchmark Advance and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Notice of Borrowing (or notice of Conversion or continuation, as applicable); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no tenor that has been removed from this definition pursuant to Section 2.10 shall be available; and

(d) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Ireland” means Ireland, exclusive of Northern Ireland.

“Irish Loan Party” means each Loan Party that is a company incorporated under the laws of Ireland, including STERIS plc and STERIS Irish FinCo and any other company incorporated under the laws of Ireland that becomes a Borrower or Guarantor from time to time.

“Irish Qualifying Jurisdiction” means (a) a member state of the European Union other than Ireland; (b) not being such a member state, a country with which Ireland has entered into an Irish Tax Treaty that has the force of law by virtue of section 826(1) TCA; or (c) not being a country referred to in (a) or (b) above, a country with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures under section 826(1) TCA) have the force of law.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)	a bank within the meaning of Section 246(1) TCA which is carrying on a bona fide banking business in Ireland (for the purposes of section 246(3)(a) TCA);

(b)

a body corporate which, by virtue of the law of an Irish Qualifying Jurisdiction, is resident in the Irish Qualifying Jurisdiction for the purposes of tax (residence for these purposes is to be determined in accordance with the laws of the Irish Qualifying Jurisdiction of which the Lender claims to be resident) where that Irish Qualifying Jurisdiction imposes a tax which corresponds to Irish income tax or corporation tax and which generally applies to interest receivable in that Irish Qualifying Jurisdiction (or where that Irish Qualifying Jurisdiction provides for a remittance basis of taxation and interest payable under this Agreement is payable into an account located in that Irish Qualifying Jurisdiction) by bodies corporate from sources outside that Irish Qualifying Jurisdiction or

(c)	a U.S. corporation which is incorporated in the United States and is taxed in the United States on its worldwide income; or

(d)

in the case of a U.S. Limited Liability Company (“LLC”) where (I) the ultimate recipients of the interest would themselves be Irish Qualifying Lenders under sub-paragraphs (b), (c) or (d) of this definition, and (II) business is conducted through the LLC for non-tax commercial reasons and not for tax avoidance purposes;

(e)

a body corporate where the interest payable to the Lender (I) is exempted from the charge to Irish income tax under an Irish Tax Treaty in force on the date the interest is paid; or (II) would be exempted from the charge to Irish income tax if an Irish Tax Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid; or

except where, in respect of each of sub-paragraphs (b) to (e) of this definition, interest payable to that Lender in respect of an advance under any Loan Document to a LLC or the ultimate recipients of the interest is paid in connection with a trade or business which is carried on in Ireland by that Lender through a branch or agency; or

(f)

a body corporate which advances money in the ordinary course of a trade which includes the lending of money where the interest on the advance under any Loan Document is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5) TCA;

(g)	a qualifying company (within the meaning of section 110 TCA); or

(h)	an investment undertaking (within the meaning of section 739B TCA); or

(i)	an exempt approved scheme within the meaning of section 774 TCA; or

(j)	an Irish Treaty Lender.

“Irish Tax Deduction” has the meaning set forth in Section 2.16(h)(iii).

“Irish Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.

“Irish Treaty Lender” means a Lender which is, on the date any relevant payment is made, entitled under an Irish Tax Treaty in force on that date (subject to the provision of the relevant self-certification form, or where the self-certification procedure is no longer applicable, the completion of any necessary procedural formalities) to that payment without any Irish Tax Deduction.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act 2007.

“Joint Lead Arrangers” means JPMorgan, Goldman Sachs, Citibank, N.A, BofA Securities, Inc., PNC Bank, National Association and Wells Fargo Securities, LLC.

“JPMorgan” means JPMorgan Chase Bank, N.A. and J.P. Morgan SE.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Laws” means, collectively, all international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Parties” has the meaning specified in Section 8.01.

“Lenders” means, collectively, each bank, financial institution and other institutional lender party hereto that holds a Commitment or Advance, including each assignee that shall become a party hereto pursuant to Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Fee Letters and any amendments or notes entered into in connection herewith.

“Loan Party” means each of the Borrower and the Guarantors.

“Losses” has the meaning specified in Section 9.04(b).

“Margin Stock” has the meaning provided in Regulation U.

“Material Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Reporting Entity or any of its Subsidiaries, directly or indirectly, (i) acquires (in one transaction or a series of transactions) any going business (including any line of business or business unit) or all or substantially all of the assets of any firm, partnership, joint venture, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, or division thereof or other entity, whether through purchase of assets, merger or otherwise or (ii) acquires (in one transaction or a series of transactions) at least a majority of the voting power of all Voting Stock of a Person (on a fully diluted basis), if the aggregate amount of Debt incurred by one or more of the Reporting Entity and its Subsidiaries to finance the purchase price of, or other consideration for, and/or assumed by one or more of them in connection with, such acquisition is at least $150,000,000.

“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Reporting Entity and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Reporting Entity and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement.

“Material Indebtedness” means Debt, excluding any Debt incurred under the Loan Documents, in excess of the greater of (a) $150,000,000 and (b) 3% of Consolidated Total Assets.

“Material Subsidiary” means a Subsidiary that has total assets (on a Consolidated basis with its Subsidiaries) of $250,000,000 or more (or if the Existing STERIS Notes (or any replacement facility in respect thereof or indebtedness refinancing such notes) are equivalently amended or no longer outstanding or in effect, $300,000,000 or more).

“Maturity Date” means the date that is five (5) years after the Closing Date (or the immediately preceding Business Day if such date is not a Business Day).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, (a) to which the Reporting Entity or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and (b) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) (i) is maintained for employees of the Reporting Entity or any ERISA Affiliate and at least one Person other than the Reporting Entity and the ERISA Affiliate or (ii) was so maintained and in respect of which the Reporting Entity or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated and (b) is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“New Lender” means any Lender that shall become a party hereto pursuant to Section 9.07.

“New PubCo” has the meaning specified in Section 6.01(g).

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-US Lender” has the meaning specified in Section 2.16(f)(ii).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction required pursuant to, or enforced, any Loan Document or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” has the meaning specified in Section 2.16(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning specified in Section 9.07(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment” has the meaning assigned to it in Section 7.07(b)(i).

“Payment Notice” has the meaning assigned to it in Section 7.07(b)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pending Transaction” has the meaning set forth in the definition of “Consolidated Total Debt”.

“Pending Transaction Effective Date” has the meaning set forth in the definition of “Consolidated Total Debt”.

“Permitted Encumbrances” means:

(a) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);

(b) statutory and contractual Liens in favor of a landlord on real property leased or subleased by or to any member of the Consolidated Group; provided that, if the lease or sublease is to a member of the Consolidated Group, such member is current with respect to payment of all rent and other amounts due to the lessor or sublessor under any lease or sublease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

(c) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt and are not subject to restrictions on access by any member of the Consolidated Group in excess of those required by applicable banking regulations;

(d) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by any member of the Consolidated Group in the ordinary course of business;

(e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(f) Liens solely on any cash earnest money deposits made by any member of the Consolidated Group in connection with any letter of intent or purchase agreement relating to an acquisition;

(g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any member of the Consolidated Group in the ordinary course of business and permitted by this Agreement;

(h) options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like; and

(i) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Debt for borrowed money) and trade-related letters of credit, in each case, entered into in the ordinary course of business, outstanding on the Effective Date or issued thereafter in and covering the commercial operations matters or the goods (or the documents of title in respect of such goods) covered by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Receivables Facility” means an accounts receivable facility established by the Receivables Subsidiary and one or more of the Reporting Entity or its Subsidiaries, whereby the Reporting Entity or its Subsidiaries shall have sold or transferred the accounts receivables of the Reporting Entity or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Debt or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by any member of the Consolidated Group (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to any member of the Consolidated Group (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of Borrower are customary for securitization transactions, and (c) no member of the Consolidated Group (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulation” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Lenders”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a wholly-owned Subsidiary of the Reporting Entity that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” has the meaning specified in Section 2.22(b).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event, such Benchmark is Daily Simple SOFR, then five U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion with notice to the Borrower.

“Register” has the meaning specified in Section 9.07(g).

“Regulatory Authority” has the meaning assigned to it in Section 9.08.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Party” has the meaning specified in Section 2.22(b).

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Reporting Entity” means STERIS plc, provided that in the event a New PubCo is established in a transaction that does not constitute a Default under Section 6.01(g), such New PubCo shall become the Reporting Entity for any period beginning on, and at any time after, consummation of such transaction.

“Required Financial Statements” means (a) audited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows of STERIS plc and its Subsidiaries for the fiscal years ended March 31, 2025 and 2026 and each subsequent fiscal year ended at least 90 days before the Closing Date, (b) audited combined balance sheets for the Target, Kaforey Holdings II, and Kaforey Holdings III for the fiscal years ended 2024 and 2025, and the related combined statements of income, changes in equity and cash flows for the years then ended, (c) unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows for STERIS plc and its Subsidiaries for the fiscal quarter ended June 30, 2026, and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least 45 days before the Closing Date and (d) unaudited balance sheets for the Target and Kaforey Holdings III as of July 31, 2026, and the related income statements for the seven-month period then ended, in each case, prepared in accordance with GAAP.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the Commitments then in effect (or, if the Commitments have been terminated, the aggregate outstanding principal amount of Advances at such time); provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, or controller, of the Borrower or the Reporting Entity and (b) solely for purposes of notices given pursuant to Article II, any other officer, employee, director or agent of the Borrower designated for purposes of such notices by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such party.

“Restricted Margin Stock” means Margin Stock owned by the Consolidated Group the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Consolidated Group (excluding any Margin Stock) that is subject to the provisions of Section 5.02(a) or (b).

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Credit Agreement” means that certain revolving Credit Agreement dated as of the Effective Date (as amended, restated, amended and restated, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Irish FinCo and STERIS Corporation, each as a borrower and a guarantor, the lenders party thereto, JPMorgan, as administrative agent and the other parties party thereto, with respect to an aggregate amount of commitments of $1,600,000,000 as of the date hereof.

“RFR Advance” means an Advance that bears interest at a rate based on the Daily Simple SOFR.

“S&P” means Standard & Poor’s Financial Services LLC (or any successor thereof).

“Sanctions” has the meaning specified in the definition of Embargoed Person.

“Securities” means senior unsecured notes issued by STERIS plc, STERIS Irish FinCo, and/or any of their Subsidiaries in connection with the Acquisition.

“Select Group Company” means any Subsidiary of the Reporting Entity that is a “controlled foreign corporation” for U.S. federal income tax purposes (within the meaning of Section 957 of the Internal Revenue Code) and in which any United States Shareholder owns (within the meaning of Section 958(a) of the Internal Revenue Code) any Equity Interest, and any direct or indirect Subsidiary thereof.

“Sell-Side Advisor” has the meaning set forth in Section 9.14.

“SEMS” means the Superfund Enterprise Management System under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Significant Subsidiary” means any Subsidiary of the Reporting Entity that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) (i) is maintained for employees of the Reporting Entity or any ERISA Affiliate and no Person other than the Reporting Entity and the ERISA Affiliate or (ii) was so maintained and in respect of which the Reporting Entity or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (b) is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Indebtedness” has the meaning set forth in the definition of “Consolidated Total Debt”.

“Specified Representations” means each of the representations and warranties of the Loan Parties contained in Section 4.01(a), Sections 4.01(b)(i), 4.01(b)(ii) and 4.01(b)(iii)(A) (in each case, solely with respect to this Agreement and the other Loan Documents), and Sections 4.01(d), 4.01(g), 4.01(o), 4.01(r) (but solely with respect to the use of proceeds of the Advances) and 4.01(s) (but solely with respect to the use of proceeds of the Advances).

“STERIS Corporation” has the meaning set forth in the introduction hereto, and any permitted successor thereto in accordance with Section 5.02(b).

“STERIS Dover” means STERIS Dover Limited, a private limited company incorporated under the laws of England and Wales, with registered number 11241200.

“STERIS Irish FinCo” has the meaning set forth in the introduction hereto, and any permitted successor thereto in accordance with Section 5.02(b).

“STERIS Limited” has the meaning set forth in the introduction hereto, and any permitted successor thereto in accordance with Section 5.02(b).

“STERIS plc” has the meaning set forth in the introduction hereto, and any permitted successor thereto in accordance with Section 5.02(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. As used herein “Subsidiary” refers to a Subsidiary of the Reporting Entity, unless the context otherwise requires.

“Supplier” has the meaning specified in Section 2.22(b).

“Syndication Agents” means Goldman Sachs, Citibank Europe Plc, BofA Securities, Inc., PNC Bank, National Association and Wells Fargo Securities, LLC.

“Synergy” means Synergy Health Limited, a private limited company incorporated under the laws of England and Wales, with registered number 03355631.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Target” means Xodus Medical, Inc., a Pennsylvania corporation.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent in its reasonable discretion to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Deduction” means a deduction or withholding for or on account of Tax imposed by United Kingdom or Irish legislation from a payment under a Loan Document, other than a FATCA Deduction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Benchmark” when used in reference to any Advance, refers to whether such Advance is bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Benchmark Advances” means an Advance that bears interest based on a Term Benchmark.

“Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee” has the meaning specified in Section 2.06(b).

“Ticking Fee Start Date” has the meaning specified in Section 2.06(b).

“Ticking Fee Termination Date” has the meaning specified in Section 2.06(b).

“Transactions” means (i) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (ii) the refinancing, prepayment, repayment, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of the Target and its subsidiaries, (iii) (x) the entering into of, and borrowings under, this Agreement, the Revolving Credit Agreement and/or the Bridge Facility and/or (y) the issuance of the Securities, (iv) any borrowing under the Revolving Credit Agreement of amounts to finance the Acquisition and the other Transactions and (v) the payment of fees and expenses incurred in connection with the foregoing (the “Transaction Costs”).

“Transaction Costs” has the meaning specified in the definition of “Transactions”.

“Transfer Date” means the date of an assignment or participation pursuant to Section 9.07.

“Type” refers to a Base Rate Advance or a Term Benchmark Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any other person that is subject to the Write-Down and Conversion Powers of a UK Resolution Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan Party” means a Loan Party which is incorporated or formed under the laws of the United Kingdom (or any part thereof), is resident for tax purposes in the United Kingdom or payments by which under any Loan Document have a United Kingdom source for tax purposes.

“UK Non-Bank Lender” means:

(i) where a Lender becomes a party on the day on which this Agreement is entered into, a Lender listed in Part II of Schedule I; and

(ii) any New Lender which gives a UK Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party hereto (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants).

“UK Qualifying Lender” means:

(i) in respect of a payment made by a UK Loan Party, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(1) a Lender:

(a) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2) a Lender which is:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3) a UK Treaty Lender.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is:

(i) a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii) a partnership, each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Tax Deduction” has the meaning specified in Section 2.16(g)(iii).

“UK Treaty Lender” means a Lender which:

(i) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Advance is effectively connected; and(iii) meets all other conditions in the UK Treaty for full exemption from Tax imposed by the United Kingdom on interest, except for this purpose it shall be assumed that the following are satisfied: (A) any condition which relates (expressly or by implication) to there being a special relationship between the relevant Loan Party and the Lender or between both of them and another Person, or to the amounts or terms of any Advance or the Loan Documents; and (B) any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” each means the United States of America.

“United States Shareholder” means any Subsidiary of the Reporting Entity that, with respect to a Select Group Company, constitutes a “United States shareholder” within the meaning of Section 951(b) of the Internal Revenue Code.

“Unrestricted Margin Stock” means any Margin Stock owned by the Consolidated Group which is not Restricted Margin Stock.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(f)(ii)(C).

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b) any value added tax charged in accordance with the provisions of the Value Added Tax Act of 1994; and

(c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) and (b) above, or imposed elsewhere.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding.”

SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that at any time after the Effective Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS, provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof). If at any time any change in GAAP (including as a result of an election by the Borrower to apply IFRS) would affect the calculation of any covenant set forth herein and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP. Notwithstanding any changes to GAAP or IFRS, or the Borrower’s election to apply IFRS accounting principles in lieu of GAAP, any obligation that is or would be characterized as an operating lease obligation in accordance with GAAP on February 12, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be treated as operating lease obligations for purposes of this Agreement regardless of any changes in GAAP or IFRS, or the Borrower’s election to apply IFRS accounting principles in lieu of GAAP.

SECTION 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto. Any reference herein to a “writing” includes telecopier or other electronic communication.

SECTION 1.05 Currency Translations. For purposes of determining compliance with Articles V (other than with respect to Section 5.03, which shall be determined based on the foreign exchange rates used to produce the applicable financial statements relating to such test date) and VI, with respect to any amount in currency other than Dollars, amounts shall be deemed to be the Dollar Equivalent thereof determined for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which such amounts were incurred or disposed of or such failure to pay occurred or judgment or order was rendered, as applicable.

SECTION 1.06 [Reserved].

SECTION 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08 Interest Rates; Benchmark Notification. The interest rate on an Advance denominated in Dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. Upon the occurrence of a Benchmark Transition Event, Section 2.10 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.10, of any change to the reference rate upon which the interest rate on Term Benchmark Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or with respect to any replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.10 and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.10), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. Subject only to the conditions set forth in Section 3.02, each Lender severally and not jointly agrees on the terms and conditions hereinafter set forth to make Advances denominated in Dollars to the Borrower in a single drawing on the Closing Date, in an aggregate amount not to exceed the amount of such Lender’s Commitment on the Closing Date. Upon the making of any Advance by a Lender, such Lender’s Commitment will be permanently reduced by the aggregate principal amount of such Advance. Advances borrowed pursuant to this Section 2.01 and prepaid or repaid may not be reborrowed.

SECTION 2.02 Making the Advances.

(a) Each Borrowing shall be made on notice by the Borrower, given not later than (i) 11:30 A.M. (London time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term Benchmark Advances or (ii) 11:30 A.M. (London time) on the Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances. Each notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone, and if by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form approved by the Administrative Agent and separately provided to the Borrower, signed by a Responsible Officer and specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Borrowing, if such Borrowing is to consist of Term Benchmark Advances, (v) instructions for crediting the proceeds of the Borrowing (which applicable account details shall be or shall have been provided to the Administrative Agent in writing) and (vi) whether such notice is conditioned on the occurrence of any event and if such notice is so conditioned, a description of such event (it being understood that such notice may be revoked by the Borrower if such condition is not satisfied); provided that, if such Notice of Borrowing is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Lender shall, before 12:00 P.M. (London time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and subject solely to the conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower in immediately available funds as specified by the Borrower to the Administrative Agent in a signed writing delivered to the Administrative Agent on or prior to the time the applicable Notice of Borrowing is delivered (or such later time as the Administrative Agent shall agree); provided that, if such Notice of Borrowing is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

If an EU Lender has been appointed for the Borrower at any time that the Borrower is an EU Borrower in accordance with the EU Lender Provisions set forth in this Section 2.02, any Notice of Borrowing from the Administrative Agent with respect to such EU Borrower for which such EU Lender has been appointed shall be deemed made to such EU Lender. The Notifying Lender shall promptly forward each such Notice of Borrowing (each, an “EU Notice of Borrowing”) to such EU Lender, specifying the aggregate amount requested for the EU Borrower’s account, and such EU Lender shall fund such amount in accordance with the terms of such EU Notice of Borrowing and this Agreement. For purposes of Section 9.07(b) and the definition of Defaulting Lender, a Notifying Lender and its EU Lender shall be treated as a single Lender; any replacement under Section 9.07(b) shall replace both, and a default by either shall render both Defaulting Lenders.

(b) Anything in Section 2.02(a) to the contrary notwithstanding, (i) subject to Section 2.10, Advances shall be required to be maintained as either Term Benchmark Advances or Base Rate Advances, (ii) the Borrower may not select Term Benchmark Advances if the obligation of the Lenders to make Term Benchmark Advances shall then be suspended pursuant to Sections 2.10 or 2.14 and (iii) the Term Benchmark Advances may not be outstanding as part of more than twelve (12) separate Borrowings.

(c) Each Notice of Borrowing shall be binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Benchmark Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.02, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) The failure of any Lender to make the Advances to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advances on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advances to be made by such other Lender on the date of any Borrowing.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) Subject to the EU Lender Provisions, each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

(h) To the extent any Commitment or Advance is contemplated to the Borrower at any time that the Borrower is organized, formed, or incorporated, as applicable, in any EEA Member Country within the meaning of Article 21c of Directive (EU) 2024/1619 amending Directive (EU) 2013/36 (as amended, supplemented or replaced from time to time “Article 21c CRD VI”) or for the account of any Subsidiary in an EEA Member Country within the meaning of Article 21c CRD VI (each such Borrower or Subsidiary, an “EU Borrower”), each Lender, in its capacity as a Lender (each, a “Notifying Lender”), may identify one or more of its lending offices, branches or subsidiaries established in an EEA Member Country (each, an “EU Lender”) to make Commitments and Advances to one or more EU Borrowers by delivering a notice in the form of Exhibit E (or any other form approved by the Administrative Agent) (an “EU Notice”) to the Administrative Agent and the Borrower, prior to or simultaneously with the establishment of such Commitment or the making of such Advance, duly executed by the Notifying Lender and its corresponding EU Lender identifying one or more EU Borrowers for which such EU Notice shall apply. An EU Notice may bifurcate the applicable Commitments among different EU Lenders and EU Borrowers in a single EU Notice, provided such notice clearly identifies each applicable EU Lender and its corresponding EU Borrower. An EU Notice delivered on the date hereof shall be deemed simultaneous with the Notifying Lender’s execution of this Agreement, and a Notifying Lender executing this Agreement on the date hereof may either (i) deliver an EU Notice simultaneously with such execution or (ii) note on its signature page that it is executing as both a Lender and a Notifying Lender and appointing the corresponding EU Lender, which EU Lender shall countersign as an EU Lender for all purposes of the EU Lender Provisions. Each EU Notice shall designate the applicable EU Lender as the party responsible for making the Commitments and/or Advances to the EU Borrower identified under this clause (h) and shall be accompanied by an Administrative Questionnaire and any tax compliance certificates required under Section 2.16(f), (g)(xi) or (h)(viii), in each case, with respect to such EU Lender. No consent of the Borrower or the Administrative Agent shall be required to deliver or revoke any EU Notice. Upon delivery of an EU Notice or revocation notice pursuant to the terms of this clause (h), the Administrative Agent shall annotate the Register to identify, as applicable, the Notifying Lender’s EU Lenders and/or any revocations in respect of such Notifying Lender, and any Commitment schedule shall be deemed annotated to reflect each applicable EU Lender’s Commitment to the applicable EU Borrower. For the avoidance of doubt, no Lender is required to deliver an EU Notice or otherwise utilize the EU Lender Provisions, nor deliver an EU Notice for any EU Borrower hereunder.

(i) Upon execution and delivery of an EU Notice: (i) each EU Lender shall be deemed a Lender hereunder and under the other Loan Documents with respect to the Commitments and Advances to the applicable EU Borrower (and for avoidance of doubt the Notifying Lender in respect of such EU Lender shall not be deemed to hold any Commitments or Advances to such EU Borrower), (ii) [reserved], and (iii) each EU Lender shall be subject to, afforded and extended any and all rights, obligations and duties arising as a Lender, in respect of the Commitments or Advances to such EU Borrower hereunder and under the other Loan Documents. The rights, obligations and duties described in clause (iii) shall severally include, without limitation, (x) the obligations to make any and all Commitments or Advances to such EU Borrower, on a ratable basis as among the EU Lenders holding Commitments to such EU Borrower, and provide any other related funding services such EU Borrower requests pursuant to the terms and conditions of this Agreement required by a Lender, in connection with such Commitment or Advances (the “EU Funding Obligations”) and (y) the obligation to comply with the terms hereof and to receive the contractual rights and ability to exercise the rights and remedies conferred hereunder (including under Sections 2.13, 2.16, 9.04 and 9.08).

(j) By delivery of an EU Notice (i) each EU Lender shall, to the fullest extent permitted by applicable law, act through its Notifying Lender in connection with the EU Lender Provisions (other than with respect to its EU Funding Obligations), and hereby irrevocably appoints such Notifying Lender as its agent under this Agreement to administer such provisions on its behalf and (ii) the Borrowers and Administrative Agent shall treat such Notifying Lender and any corresponding EU Lender as a single Lender for all purposes hereunder (including, but not limited to, calculation of Commitments, delivery of payments and notices, Defaulting Lender determinations, and voting), except for purposes of the EU Funding Obligations, which shall not be performed by such Notifying Lender. In no event shall an EU Lender and its Notifying Lender be treated as a single Lender for purposes of such EU Lender’s EU Funding Obligations.

(k) Upon delivery to the Borrower and the Administrative Agent of a revocation notice signed by both a Notifying Lender and its applicable EU Lender and identifying one or more EU Borrowers for which revocation is applicable, the identified EU Lender shall cease to hold the applicable Commitments to each such identified EU Borrower, shall no longer be deemed a Lender hereunder with respect to each such identified EU Borrower or under the other Loan Documents, and shall be released from its obligations under this Agreement with respect to each such identified EU Borrower; provided that such EU Lender shall retain the benefits of Sections 2.13, 2.16 and 9.04 with respect to facts and circumstances arising prior to such release.

(l) In no event shall a Notifying Lender and its applicable EU Lenders be required to fund Advances in an aggregate amount exceeding the initial Commitment of such Notifying Lender set forth on Schedule I as of the Closing Date, as adjusted from time to time pursuant to the terms of this Agreement, including (i) assignments or transfers under Section 9.07 or (ii) reductions or termination under Sections 2.07 or 2.20.

(m) The Administrative Agent shall endeavor to remit all payments from an EU Borrower for which an EU Lender has been appointed (including prepayments, premiums, interest, and penalties) directly to the applicable EU Lender. If any such funds are received by the Notifying Lender, the Notifying Lender shall promptly turn such funds over to any such applicable EU Lender; provided that delivery of such funds to the Notifying Lender in compliance with the terms hereof shall discharge the applicable EU Borrower’s obligations with respect to the relevant Advances as if paid directly to such EU Lender.

SECTION 2.03 [Reserved].

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Fees. Additional Fees. The Reporting Entity and STERIS Corporation shall, without duplication, pay, or cause to be paid, to the Administrative Agent, the Joint Lead Arrangers and the Lenders for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Group and the Administrative Agent, the Joint Lead Arrangers and/or the Lenders, including, for the avoidance of doubt, pursuant to the Fee Letters.

(a) Without duplication of any fees payable pursuant to Section 2.06(a), commencing on the date that is 90 days after Effective Date (such date, the “Ticking Fee Start Date”), the Reporting Entity and STERIS Corporation shall pay, or cause to be paid, to the Administrative Agent a non-refundable ticking fee for the account of the Lenders (the “Ticking Fee”), ratably in accordance with their respective Commitments, at a rate per annum equal to 0.11% on the daily aggregate amount of the Commitments as in effect on the Ticking Fee Start Date and from time to time through and including the earlier of (i) the Commitment Termination Date and (ii) the Closing Date (such earlier date, the “Ticking Fee Termination Date”), which Ticking Fee shall be earned, due and payable commencing on the Ticking Fee Start Date. The Ticking Fee shall be payable quarterly in arrears on the 15th day following the last Business Day of each of March, June, September and December ending prior to the Ticking Fee Termination Date and on the Ticking Fee Termination Date, and shall be calculated on the basis of a year of 360 days.

SECTION 2.07 Termination or Reduction of the Commitments.

(a) Mandatory Reduction or Termination. Unless previously terminated (including upon any funding of the Advances), the Commitments shall terminate in full upon the Commitment Termination Date. Any termination or reduction of the Commitments shall be permanent. The foregoing shall not excuse any Defaulting Lender from liability for a failure to fund its Commitment.

(b) Voluntary Reduction or Termination. The Borrower may, upon notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce any of the Commitments; provided that (x) any such notice shall be received by the Administrative Agent not later than 1:00 P.M. (London time) (or such later time as the Administrative Agent may agree in its discretion) on the date of termination or reduction, and (y) any such partial reduction shall be in an aggregate principal amount of the Applicable Minimum Amount. The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of any of the Commitments. Any reduction of any of the Commitments shall be applied to the Commitments of each Lender according to its proportional share of such Commitments prior to the reduction. All Ticking Fees accrued until the effective date of any termination of any of the Commitments shall be paid on the effective date of such termination.

(c) Defaulting Lender Commitment Reductions. The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.20(d) will continue to apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim any of the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2.08 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the benefit of the Lenders, on the last Business Day of each fiscal quarter of the Reporting Entity (starting with the first full fiscal quarter ended after the Closing Date), through and including the Maturity Date, a principal amount of the Advances equal to the product of (x) the principal amount of Advances outstanding on the Closing Date and (y) the percentage set forth opposite each applicable fiscal quarter as set forth below, with the balance of the Advances due in full on the Maturity Date:

Quarter	Percentage
From the first full fiscal quarter of the Reporting Entity ended after the Closing Date to and including the fourth full fiscal quarter of the Reporting Entity ended after the Closing Date	0.0%
From the fifth full fiscal quarter of the Reporting Entity ended after the Closing Date to and including the twelfth full fiscal quarter of the Reporting Entity ended after the Closing Date	1.25%
From the thirteenth full fiscal quarter of the Reporting Entity ended after the Closing Date and thereafter	1.875%

SECTION 2.09 Interest on Advances. Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date such Advances are paid in full.

(ii) Term Benchmark Advances. During such periods as such Advance is a Term Benchmark Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Term SOFR Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Benchmark Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) amounts that are overdue from the Borrower, payable in arrears on the dates referred to in Section 2.09(a)(i) or (ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.09(a)(i) or (ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by the Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances for the account of the Borrower pursuant to Section 2.09(a)(i), provided, however, that following acceleration of the Advances for the account of the Borrower pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.10 Interest Rate Determination. Subject to clauses (e) to (h) of this Section 2.10, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.09(a)(i) or (ii).

(a) If, with respect to any Term Benchmark Advances (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that the Term SOFR Rate for such Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Term Benchmark Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, the Borrower will, on the last day of the then existing Interest Period therefor (or the next succeeding Business Day if such day is not a Business Day), (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Term Benchmark Advances shall be suspended, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(b) If the Borrower shall fail to select the duration of any Interest Period for any Term Benchmark Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Term Benchmark Advances will automatically, on the last day of the then existing Interest Period therefor, continue as Term Benchmark Advances with an Interest Period of one month.

(c) If, with respect to any RFR Advances (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent demonstrable error), at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR, or (ii) the Required Lenders notify the Administrative Agent that, at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their RFR Advances included in such Borrowing, then the Administrative Agent shall forthwith so notify the Borrower and the Lenders and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (y) the Borrower delivers a new Notice of Borrowing (or notice of Conversion or continuation, as applicable), any Notice of Borrowing (or notice of Conversion or continuation, as applicable) that requests an RFR Borrowing, or the Conversion of any Borrowing to, or continuation of any Borrowing as, an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective. Furthermore, (i) if any RFR Advance is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.10(d), then from the date of such notice until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to Daily Simple SOFR and (y) the Borrower delivers a new Notice of Borrowing (or notice of Conversion or continuation, as applicable) in accordance with the terms of Section 2.02, any RFR Advance shall be converted into a Base Rate Advance.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(e) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (i) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10.

(g) [Reserved].

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(i) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (I) the Borrower may revoke any request for a conversion to or continuation of Term Benchmark Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Advance into a request for a conversion to Base Rate Advances and (II) the Borrower may revoke any request for a conversion to or continuation of RFR Advances to be made, converted or continued during any Benchmark Unavailability Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Advance or RFR Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to such Term Benchmark Advance or RFR Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.10, (A) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance and (B) any RFR Advance shall be converted into a Base Rate Advance.

(j) Upon the occurrence and during the continuance of any Event of Default, upon the written election of the Required Lenders, (i) each Term Benchmark Advance will, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term Benchmark Advances shall be suspended.

SECTION 2.11 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (London time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.02(b)(ii), 2.10 and 2.14, Convert Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Term Benchmark Advances into Base Rate Advances made on a date other than on the last day of an Interest Period for such Term Benchmark Advances, shall be subject to any amounts owing pursuant to Section 9.04(c), any Conversion of Base Rate Advances into Term Benchmark Advances shall be in an Applicable Minimum Amount and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Term Benchmark Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.12 Optional and Mandatory Prepayments of Advances. The Borrower may, upon written notice (including by an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) stating the proposed date and aggregate principal amount of the proposed prepayment, (i) given not later than 10:00 A.M. (London time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances and (ii) given not later than 10:00 A.M. (London time) at least two Business Days prior to the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Term Benchmark Advances, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, and in the case of any Term Benchmark Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Applicable Minimum Amount and (ii) if any prepayment of a Term Benchmark Advance is made on a date other than the last day of an Interest Period for such Term Benchmark Advance, the Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(a) All prepayments of Advances pursuant to this Section 2.12 will be without premium or penalty, other than compensation for breakage costs incurred by the Lenders in the case of Term Benchmark Advances to the extent required by, and as set forth in, Section 9.04(c).

SECTION 2.13 Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent), as applicable), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances or participation therein (excluding for purposes of this Section 2.13 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.16, (ii) Excluded Taxes or (iii) Other Taxes), then the Reporting Entity shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay or cause to be paid to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost. A certificate describing such increased costs in reasonable detail delivered to the Reporting Entity shall be conclusive and binding for all purposes, absent demonstrable error.

(a) If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances, commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(b) Notwithstanding anything in this Section 2.13 to the contrary, for purposes of this Section 2.13, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that no Lender shall demand compensation pursuant to this Section 2.13(c) unless such Lender is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

SECTION 2.14 Illegality. Notwithstanding any other provision of this Agreement, (a) if any Lender (including any EU Lender) shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation (including, without limitation, Article 21c CRD VI or any implementing law, rule or regulation in any EEA Member Country with respect thereto) makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Applicable Lending Office (i) to make, fund, or maintain any Advance or Commitment to an EU Borrower, upon such notification, (x) the obligation of such Lender to make, fund, or maintain Advances or Commitments to the Borrower (so long as the Borrower is an EU Borrower) shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist, and (y) the Reporting Entity may, or may cause the Borrower to, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and the other Loan Documents pursuant to and in accordance with Section 9.07(b); provided that, and notwithstanding the foregoing, if such assignment and delegation is not effected within 20 Business Days of the Borrower’s receipt of notice from such Lender pursuant to this Section 2.14, then the Borrower shall, on the next Business Day immediately following the expiration of such period, prepay all such Advances in full, together with any accrued interest thereon and any other amounts payable hereunder, and any then outstanding Commitments of such Lender to the Borrower (so long as the Borrower is an EU Borrower) shall be terminated and reduced to zero or (ii) to perform its obligations hereunder to make Term Benchmark Advances or to fund or maintain Term Benchmark Advances hereunder, (x) each Term Benchmark Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (y) the obligation of such Lender to make Term Benchmark Advances or to Convert Advances into Term Benchmark Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (b) if the circumstances described in clause (a)(ii) shall have occurred and, if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Term Benchmark Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Term Benchmark Advances or to Convert Advances into Term Benchmark Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist.

SECTION 2.15 Payments and Computations. The Borrower shall make each payment required to be made by it under this Agreement not later than 3:00 P.M. (London time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.13, 2.14, 2.16, 2.17 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(f), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(a) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between the Borrower and such Lender.

(b) All computations of interest based on the Base Rate when the Base Rate is based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 days or 366 days, as the case may be, and all other computations of interest based on the Base Rate, the Term SOFR Rate, Daily Simple SOFR, the Federal Funds Rate or NYFRB Rate, and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the NYFRB Rate.

(e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

SECTION 2.16 Taxes. Any and all payments by or on behalf of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes (other than any Excluded Taxes). If the applicable Withholding Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, (A) the applicable Withholding Agent shall make such deductions and (B) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a Withholding Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, the sum payable by the applicable Loan Party shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16, but excluding deductions for (i) Taxes required to be deducted by way of a Tax Deduction in which case the provisions of Section 2.16(g) and Section 2.16(h) shall apply or (ii) Excluded Taxes) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(a) In addition, without duplication of any other obligation set forth in this Section 2.16, the Reporting Entity shall, or shall cause the applicable Loan Party to, pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes that arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except to the extent such Taxes are Other Connection Taxes imposed with respect to a sale, an assignment or the designation of a new Applicable Lending Office (other than an assignment or designation made pursuant to Section 2.21) (hereinafter referred to as “Other Taxes”).

(b) Without duplication of any other obligation set forth in this Section 2.16, the Reporting Entity shall, or shall cause the applicable Loan Party to, indemnify each Lender and each Agent for the full amount of Taxes (other than (i) withholding Tax imposed by United Kingdom legislation which is compensated for by an increased payment under Section 2.16(g) or would have been so compensated but was not solely because one of the exclusions in Section 2.16(g)(iv) applied, (ii) withholding Tax imposed by Irish legislation which is compensated for by an increased payment under Section 2.16(h) or would have been so compensated but was not solely because one of the exclusions in Section 2.16(h)(iv) applied, (iii) any Excluded Taxes or (iv) for the avoidance of doubt, any Taxes which were compensated by an increased payment under Section 2.16(a)) and Other Taxes imposed on, payable or paid by such Lender or such Agent, as the case may be, in respect of Advances made to any Loan Party and any liability (including, without limitation, penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Loan Party shall be required to indemnify any Lender or the Administrative Agent for any penalties, interest or expenses to the extent attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent or to its failure to make written demand within 180 days after it obtains actual knowledge of the relevant Taxes or penalties. This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor. A certificate describing in reasonable detail the basis for the calculation of the amount of such payment or liability delivered to the Reporting Entity by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(c) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(h) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(d) As soon as practicable after the date of any payment of Taxes or Other Taxes for which any Loan Party is responsible under this Section 2.16, such Loan Party shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(e) Except in connection with withholding tax imposed by United Kingdom legislation (to which the provisions of Section 2.16(g) apply) or by Irish legislation (to which the provisions of Section 2.16(h) apply):

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding and as may be required to secure any applicable exemption from, or reduction in the rate of, deduction or withholding imposed by any jurisdiction in respect of any payments to be made to such Lender hereunder from any applicable taxing authority. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing: (x) any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and (y) any Lender that is not a US Person (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Non-US Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) United Kingdom Tax Gross-Up.

(i) Each Loan Party shall make all payments to be made by it without any UK Tax Deduction, unless a UK Tax Deduction is required by law.

(ii) The Reporting Entity shall promptly upon becoming aware that a Loan Party must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Reporting Entity and such Loan Party.

(iii) If a Tax Deduction in respect of a deduction or withholding for or on account of Tax imposed by the United Kingdom (a “UK Tax Deduction”) is required by law to be made by a Loan Party, the amount of the payment due from the applicable Loan Party shall be increased to an amount which (after making any UK Tax Deduction) leaves the recipient with an amount equal to the payment which would have been due if no UK Tax Deduction had been required.

(iv) A payment shall not be increased under paragraph (iii) above by reason of a UK Tax Deduction, if on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a UK Treaty Lender and the UK Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.16(g)(vii) or (viii); or

(C) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (i)(2) of the definition of UK Qualifying Lender and:

(1) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the UK Loan Party making the payment a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

(D) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (i)(2) of the definition of UK Qualifying Lender and:

(1) the Lender has not given a UK Tax Confirmation to the UK Loan Party making the payment; and

(2) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to that UK Loan Party, on the basis that the UK Tax Confirmation would have enabled that UK Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(v) If a Loan Party is required to make a UK Tax Deduction, such Loan Party shall make such UK Tax Deduction and any payment required in connection with such UK Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a UK Tax Deduction or any payment required in connection with such UK Tax Deduction, the Loan Party making such UK Tax Deduction shall deliver to the Administrative Agent for the Lender Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender Party that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority, and shall provide (at the requesting Lender Party’s cost, limited to reasonable out-of-pocket third party costs, properly incurred) any assistance that such Lender Party may reasonably request in applying to HM Revenue & Customs for a refund or credit in respect of such UK Tax Deduction.

(vii)

(A) Subject to (B) below, a UK Treaty Lender and each UK Loan Party which makes a payment to which such UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such UK Loan Party to obtain and maintain authorization to make such payment without a UK Tax Deduction, including where any such authorization expires, is revoked or otherwise ceases to have effect.

(B)

(1) A UK Treaty Lender which is a Lender on the date on which this Agreement is entered into and which (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name on Schedule I; and

(2) a New Lender that (x) is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Acceptance which it executes (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and having done so, that Lender shall be under no obligation pursuant to paragraph (A) above, or for the avoidance of doubt with respect to a UK Tax Deduction, Section 2.16(f).

(viii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (vii) above and:

(A) the UK Loan Party making a payment to such Lender has not made the DTTP Filing in respect of such Lender; or

(B) the UK Loan Party making a payment to such Lender has made the DTTP Filing in respect of such Lender but:

(1) the DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given the relevant UK Loan Party authority to make payments to such Lender without a UK Tax Deduction within 60 days of the date of the DTTP Filing;

and in each case, the UK Loan Party has notified that Lender in writing of either (1) or (2) above, then such Lender and the UK Loan Party shall cooperate in completing any additional procedural formalities necessary for the UK Loan Party to obtain and maintain authorization to make that payment without a UK Tax Deduction.

(ix) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(vii) above, no Loan Party shall make the DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Advance unless the Lender otherwise agrees.

(x) The relevant UK Loan Party shall, promptly on making the DTTP Filing, deliver a copy of that DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(xi) Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Acceptance which it executes (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) on becoming a party, and for the benefit of the Administrative Agent and each relevant UK Loan Party and without liability to any other Loan Party, which of the following categories it falls in:

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender.

If a New Lender fails to indicate its status in accordance with this paragraph (xi) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Loan Party). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this paragraph (xi).

(xii) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a UK Tax Confirmation to the Reporting Entity and each relevant UK Loan Party by entry into this Agreement.

(xiii) A UK Non-Bank Lender shall promptly notify each relevant UK Loan Party and the Administrative Agent if there is any change in the position from that set forth in the UK Tax Confirmation.

(g) Irish Tax Gross-Up.

(i) Each Loan Party shall make all payments to be made by it without any Irish Tax Deduction, unless an Irish Tax Deduction is required by law.

(ii) The Reporting Entity shall promptly upon becoming aware that a Loan Party must make an Irish Tax Deduction (or that there is any change in the rate or the basis of an Irish Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender, it shall notify the Reporting Entity and such Loan Party.

(iii) If a Tax Deduction in respect of a deduction or withholding for or on account of Tax imposed by Ireland (an “Irish Tax Deduction”) is required by law to be made by a Loan Party, the amount of the payment due from the applicable Loan Party shall be increased to an amount which (after making any Irish Tax Deduction) leaves the recipient with an amount equal to the payment which would have been due if no Irish Tax Deduction had been required.

(iv) A payment shall not be increased under paragraph (iii) above by reason of an Irish Tax Deduction, if on the date on which the payment falls due (A) the payment could have been made to the Lender without an Irish Tax Deduction if the Lender had been an Irish Qualifying Lender but, on that date, the Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Irish Tax Treaty, or any published practice or published concession of any relevant tax authority, or (B) the relevant Lender is an Irish Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Irish Tax Deduction had that Lender complied with its obligations under this Section 2.16(h).

(v) If a Loan Party is required to make an Irish Tax Deduction, such Loan Party shall make such Irish Tax Deduction and any payment required in connection with such Irish Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either an Irish Tax Deduction or any payment required in connection with such Irish Tax Deduction, the Loan Party making such Irish Tax Deduction shall deliver to the Administrative Agent for the Lender Party entitled to the payment evidence reasonably satisfactory to that Lender Party that the Irish Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) An Irish Treaty Lender shall provide to each Loan Party which makes a payment to which such Irish Treaty Lender is entitled a self-certification form in the form prescribed by the Irish Revenue Commissioners certifying that such Irish Treaty Lender is entitled to receive interest under an Irish Tax Treaty free of any Irish Tax Deduction, or where the self-certification procedure is no longer applicable, shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without an Irish Tax Deduction.

(viii) Each Lender which becomes a party hereto on the day on which this Agreement is entered into confirms that, on such date, it is an Irish Qualifying Lender. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Acceptance which it executes on becoming a party (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and for the benefit of the Administrative Agent and without liability to any Loan Party, whether or not it is an Irish Qualifying Lender. If a New Lender fails to indicate its status in accordance with this Section 2.16(h)(viii) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not an Irish Qualifying Lender until such time as it notifies the Administrative Agent that it is an Irish Qualifying Lender (and the Administrative Agent, upon receipt of such notification, shall inform the Loan Party). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this Section 2.16(h)(viii).

(h) Each party hereto may make any deduction it is required to make by FATCA, and any payment required in connection with such deduction, and no party hereto shall be required to increase any payment in respect of which it makes such a deduction or otherwise compensate the recipient of the payment for such deduction; and

(i) Each party hereto shall promptly, upon becoming aware that it must make a deduction as required by FATCA (or that there is any change in the rate or the basis of such deduction), notify the party to whom it is making the payment and, in addition, shall notify the Reporting Entity and the Administrative Agent and the Administrative Agent shall notify the other Finance Parties.

(i) In the event that an additional payment is made under Section 2.16(a), 2.16(c), 2.16(g)(iii) or 2.16(h)(iii), or any Other Taxes are paid or indemnified under Section 2.16(b) or 2.16(c), for the account of any Lender or the Administrative Agent and such Lender or the Administrative Agent, in its sole discretion exercised in good faith, determines that it has received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding or Taxes giving rise to such additional payment or indemnification, such Lender or the Administrative Agent shall, to the extent that it reasonably determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower (or the applicable Loan Party) such amount (net of all reasonable out-of-pocket expenses, including Taxes, of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)) as such Lender or the Administrative Agent shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding or Taxes and will leave such Lender or the Administrative Agent (after such payment) in no worse position than it would have been had no such deduction or withholding been required or such Taxes imposed. The Borrower, upon the request of such Lender or the Administrative Agent, shall repay to such Lender or the Administrative Agent the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Nothing contained in this paragraph (j) shall (i) interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender or the Administrative Agent to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender or the Administrative Agent to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(j) Each participant of an interest in any Commitment, Advance or Loan Document hereunder shall be entitled to the benefits of this Section 2.16 (subject to the requirements and limitations herein, including the requirements under Section 2.16(f), (g) and (h) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.16(g) and Section 2.16(h) will be delivered to the Borrower or applicable Loan Party and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment hereunder; provided that such participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under this Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(k) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(l) For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17 Sharing of Payments, Etc. Subject to Section 2.20 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.13, 2.14(a), 2.16 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. It is acknowledged and agreed that the foregoing provisions of this Section 2.17 reflect an agreement entered into solely among the Lenders (and not the Borrower or any other Loan Party) and the consent of the Borrower or any other Loan Party shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. The provisions of this Section 2.17 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.18 Use of Proceeds. The proceeds of the Advances shall be available, and the Borrower agrees that such proceeds shall be applied (a) to finance, in part, the Acquisition, including the refinancing, prepayment, repayment, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing Debt of the Target and its Subsidiaries (as elected by the Reporting Entity in its sole discretion) and (b) to pay all or a portion of the Transaction Costs.

SECTION 2.19 Evidence of Debt. The Register maintained by the Administrative Agent pursuant to Section 9.07(g) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(a) Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent demonstrable error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.20 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.20(c)):

(i) such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.06(b) to the extent it is a Defaulting Lender on the date such fee accrues (for the avoidance of doubt fees attributable to funded Advances shall be payable);

(ii) [reserved];

(iii) to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all or all affected Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the Commitment of such Defaulting Lender, postpone the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of, or stated rate of interest on, any amount owing to such Defaulting Lender or of the stated rate at which any fees payable to such Defaulting Lender hereunder are calculated (in each case, other than as permitted by Section 9.01(a)(iii)), or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iv) the Reporting Entity may, or may cause the Borrower to, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b) If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Reporting Entity may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.20(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.21 Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise materially disadvantageous to such Lender) to mitigate or avoid, any obligation by any Loan Party to pay any amount pursuant to Section 2.13 or 2.16 or the occurrence of an event described in Section 2.14(a) (and, in each case, if any Lender has given notice of any such event and thereafter such event ceases to exist, such Lender shall promptly so notify such Loan Party and the Administrative Agent). In furtherance of the foregoing, each Lender will (at the request of such Loan Party) designate a different funding office or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment will avoid (or reduce the cost to such Loan Party of) any event described in the preceding sentence and such designation or assignment will not, in such Lender’s good faith judgment, be otherwise materially disadvantageous to such Lender. The Reporting Entity hereby agrees to, or to cause the applicable Loan Party to, pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(a) Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.13 or Section 2.16 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender or the Administrative Agent shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance, provided that (x) the foregoing shall not apply to any increased payment required under Section 2.16(a), Section 2.16(g)(iii), Section 2.16(h)(iii) or any Taxes imposed retroactively, and (y) if the event or circumstance giving rise to a claim under Section 2.16 is retroactive, the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.22 VAT. Notwithstanding anything in Section 2.16 to the contrary:

(a) All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any Loan Party under a Loan Document and such Lender Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender Party (in addition to and at the same time as paying any other consideration for such supply or, if later, on presentation of a valid VAT invoice) an amount equal to the amount of the VAT (and such Lender Party must promptly provide an appropriate VAT invoice to that Loan Party).

(b) If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender Party for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 2.22 to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC or as implemented by a European Member State, or equivalent provisions in any other jurisdiction).

(e) In relation to any supply made by a Lender Party to any Loan Party under a Loan Document, if reasonably requested by such Lender Party, that Loan Party must promptly provide such Lender Party with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender Party’s VAT reporting requirements in relation to such supply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND CLOSING

SECTION 3.01 Conditions Precedent to Effective Date. This Agreement shall become effective on and as of the first date on which only the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waived in accordance with Section 9.01):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed such a counterpart.

(b) All fees and reasonable out-of-pocket expenses of the Administrative Agent, Joint Lead Arrangers and Lenders (including the invoiced fees and expenses of counsel to the Administrative Agent) that are required to be reimbursed or paid on or prior to the Effective Date under the Fee Letters or the other Loan Documents effective on the Effective Date shall be paid, to the extent invoiced by the relevant person at least three Business Days prior to the Effective Date.

(c) The Administrative Agent (or its counsel) shall have received on or before the Effective Date:

(i) Certified copies of the resolutions (or extracts thereof) or similar authorizing documentation of the governing bodies of each Loan Party authorizing such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii) A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of formation of each Loan Party, but only where such concept is applicable (it being understood that no such certificate will be provided by any Loan Party that is an entity incorporated under the laws of England and Wales or under the laws of Ireland);

(iii) A customary certificate of each Loan Party (i) attaching a true and correct copy of the charter, by-laws, certificates and/or articles of association, and/or other organizational documents (including all amendments thereto) of such Loan Party, including certification that such documents have not been amended (except as attached thereto) since the date reflected thereon and are in full force and effect, (ii) certifying the names and true signatures of the officers and/or directors of such Loan Party authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) in respect of any Irish Loan Party, including certification that the execution and delivery by it of this Agreement and each other Loan Document to which it is a party, the performance by it of its obligations thereunder and the consummation of the transactions contemplated thereby (A) do not contravene section 239 (Prohibition of loans, etc., to directors and connected persons) of the Companies Act 2014 and (B) do not constitute the giving of financial assistance, in contravention of section 82 (Financial assistance for acquisition of shares) of the Companies Act 2014;

(iv) A favorable opinion letter of Jones Day and other legal counsel to the Loan Parties reasonably satisfactory to the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent (and covering each Loan Party); and

(v) A customary solvency certificate in form and substance reasonably acceptable to the Administrative Agent signed by the chief financial officer of STERIS plc confirming that as of the Effective Date (a) the fair value of the assets of the Reporting Entity and its Subsidiaries on a consolidated basis will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Reporting Entity and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Reporting Entity and its Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Reporting Entity and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Effective Date.

(d) (i) The Administrative Agent shall have received, on or prior to the Effective Date, so long as requested no less than ten Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to each Loan Party and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Loan Parties at least ten Business Days prior to the Effective Date, a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation (a “Beneficial Ownership Certification”) in relation to the Loan Parties, shall have received at least three Business Days prior to the Effective Date such Beneficial Ownership Certification (provided that, unless written notice is given to the Administrative Agent and the Loan Parties by such Lender at least three Business Days prior to the Effective Date specifying that this condition has not been satisfied and specifying the details thereof, the condition set forth in this clause (ii) shall be deemed to be satisfied with respect to such Lender).

SECTION 3.02 Conditions Precedent to Closing Date. The Commitments shall be available on and as of the first date on which only the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waived in accordance with Section 9.01):

(a) The Effective Date shall have occurred prior to (or shall occur concurrently with) the Closing Date.

(b) All fees and reasonable out-of-pocket expenses of the Administrative Agent, Joint Lead Arrangers and Lenders (including the invoiced fees and expenses of counsel to the Administrative Agent) that are required to be reimbursed or paid on or prior to the Closing Date under the Fee Letters or the other Loan Documents effective on the Closing Date shall be paid, to the extent invoiced by the relevant person at least three Business Days prior to the Closing Date.

(c) The following representations and warranties shall be true and correct in all material respects (except that any representation or warranty which are already qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) as of such earlier date: (i) such representations and warranties made by the Target (or its Affiliates) in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that STERIS plc (or any of its Subsidiaries) has the right to terminate its respective obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of any inaccuracy of such representations in the Acquisition Agreement (determined without regard to whether any notice is required to be delivered by STERIS plc or STERIS Corporation) and (ii) the Specified Representations.

(d) The Joint Lead Arrangers shall have received the Required Financial Statements; provided that STERIS plc’s filing with the Securities and Exchange Commission of any (x) audited Required Financial Statements with respect to STERIS plc and its Subsidiaries on Form 10-K or (y) unaudited Required Financial Statements with respect to STERIS plc and its Subsidiaries on Form 10-Q, in each case, will satisfy the requirements of this clause (d) with respect to clauses (a) or (c), as applicable, of the definition of Required Financial Statements. The Joint Lead Arrangers hereby acknowledge receipt of each of the financial statements for STERIS plc for the fiscal years ended March 31, 2025 and 2026 and the fiscal quarter ended June 30, 2026.

(e) Since December 31, 2025, there has not occurred any Material Adverse Effect (as defined in the Acquisition Agreement as in effect on October 11, 2026).

(f) The Closing Date (as defined in the Acquisition Agreement as in effect on October 11, 2026) shall have occurred or substantially concurrently with the occurrence of the Closing Date, shall occur, in all material respects in accordance with the terms and conditions of the Acquisition Agreement, provided that no amendment, modification or waiver of any term thereof or any condition to STERIS plc’s obligation (or obligation of any Subsidiary of STERIS plc) to consummate the Acquisition thereunder or consent granted thereunder will be made or granted by STERIS plc or its Subsidiaries, as the case may be, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Joint Lead Arrangers (other than any such amendment, modification or waiver or consent that is not materially adverse to any interest of the Lenders in their capacities as such, it being understood that any (i) increase in the purchase price (other than an increase composed entirely of equity (or the proceeds of equity) of STERIS plc) or (ii) decrease of more than 10% of the purchase price before giving effect to any purchase price adjustment, in each case, other than any pricing adjustments expressly contemplated under the Acquisition Agreement, will require the consent of the Joint Lead Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed, with any decrease of the purchase price (including any decrease of less than 10% of the purchase price before giving effect to any purchase price adjustment) to be allocated ratably to reduce the Bridge Facility and the Commitments on a pro rata basis (unless the Joint Lead Arrangers consent to an alternative allocation)), and STERIS plc shall have delivered to the Administrative Agent a customary certificate as to the satisfaction of the conditions set forth in this Section 3.02(f).

(g) Prior to or substantially contemporaneously with the availability of the Advances on the Closing Date, the Indebtedness (as defined in the Acquisition Agreement as in effect on October 11, 2026) as required by Section 2.3(a)(iv) of the Acquisition Agreement (as in effect on October 11, 2026), with all principal, interest and accrued and unpaid invoiced fees and expenses thereunder then outstanding shall be repaid in full, and STERIS plc shall have delivered to the Administrative Agent customary evidence of such termination.

(h) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(i) With respect to the Closing Date Guarantors, if any, the Administrative Agent (or its counsel) shall have received on or before the Closing Date:

(i) A joinder hereto substantially in the form of Exhibit D (or any other form agreed by the Administrative Agent) executed by the Closing Date Guarantors;

(ii) Certified copies of the resolutions (or extracts thereof) or similar authorizing documentation of the governing bodies of each Closing Date Guarantor authorizing such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(iii) A good standing certificate or similar certificate dated a date reasonably close to the Closing Date from the jurisdiction of formation of each Closing Date Guarantor, but only where such concept is applicable (it being understood that no such certificate will be provided by any Closing Date Guarantor that is an entity incorporated under the laws of England and Wales or under the laws of Ireland);

(iv) A customary certificate of each Closing Date Guarantor (i) attaching a true and correct copy of the charter, by-laws, certificates and/or articles of association, and/or other organizational documents (including all amendments thereto) of such Closing Date Guarantor, including certification that such documents have not been amended (except as attached thereto) since the date reflected thereon and are in full force and effect, (ii) certifying the names and true signatures of the officers and/or directors of such Closing Date Guarantor authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) in respect of any Irish Loan Party, including certification that the execution and delivery by it of this Agreement and each other Loan Document to which it is a party, the performance by it of its obligations thereunder and the consummation of the transactions contemplated thereby (A) do not contravene section 239 (Prohibition of loans, etc., to directors and connected persons) of the Companies Act 2014 and (B) do not constitute the giving of financial assistance, in contravention of section 82 (Financial assistance for acquisition of shares) of the Companies Act 2014;

(v) A favorable opinion letter of Jones Day and other legal counsel to the Closing Date Guarantors reasonably satisfactory to the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent (and covering each Closing Date Guarantor); and

(vi) So long as requested no less than ten Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to each Closing Date Guarantor.

Without limiting the foregoing, the failure of any representation or warranty under this Agreement (other than the Specified Representations on the Closing Date) to be true and correct at any time when made or deemed made on or prior to the Effective Date or the Closing Date will not constitute the failure of a condition precedent to the effectiveness of this Agreement on the Effective Date or the obligations of each Lender to make the Advances on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties. The Borrower represents and warrants on the Effective Date and the Closing Date as follows:

(a) Each Loan Party is duly organized, formed, or incorporated, as applicable, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization or incorporation, except (other than with respect to the Borrower, to which this exception shall not apply) to the extent such failure would not be reasonably expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (including the Acquisition), (i) are within such Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action and (iii) do not contravene (A) such Loan Party’s charter or by-laws or other organizational documents or (B) any law, regulation or contractual restriction binding on or affecting such Loan Party and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group, except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower and each Guarantor of this Agreement or, except as has been, or shall be, made or obtained or as would not reasonably be expected to have a Material Adverse Effect, for the consummation of the transactions (including the Acquisition) contemplated hereby.

(d) This Agreement and the other Loan Documents have been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Loan Documents are legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party in accordance with their terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) Each of the financial statements set forth in clauses (a) and (c) of the definition of Required Financial Statements presents fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Reporting Entity and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f) There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth on Schedule 4.01(f) attached hereto) or (b) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Borrower and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(a) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) Each of the Loan Parties and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.

(j) Except as would not reasonably be expected to have a Material Adverse Effect, (i) as of the last annual actuarial valuation date prior to the Effective Date, no Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and (ii) since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(k) Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Reporting Entity nor any ERISA Affiliate (A) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (B) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), and (ii) no Multiemployer Plan is reasonably expected to be insolvent or in “endangered” or “critical” status.

(l) (i) The operations and properties owned, operated or leased of the Consolidated Group comply with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such owned, operated or leased property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(m) (i) None of the properties currently owned or operated by a member of the Consolidated Group is listed or, to the best knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS, SEMS or any analogous foreign, state or local list; (ii) there are no underground storage tanks or any surface impoundments or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently, or the best knowledge of the Borrower formerly, owned or operated by any member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrower, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n) No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o) No member of the Consolidated Group is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended). Neither the making of any Advance nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p) The Advances and all related obligations of the Loan Parties under this Agreement (including the Guaranty) rank at least pari passu with all other unsecured obligations of the Loan Parties that are not, by their terms, expressly subordinate to the obligations of the Loan Parties hereunder.

(q) The proceeds of the Advances will be used in accordance with Section 2.18.

(r) No member of the Consolidated Group or any of their respective officers or directors (a) has violated or is in violation of, in any material respect, or has engaged in any conduct or dealings that would be sanctionable under any applicable anti-money laundering law or Sanctions or (b) is an Embargoed Person; provided that if any member of the Consolidated Group (other than the Borrower or any Effective Date Guarantor) becomes an Embargoed Person pursuant to clause (b)(iii) of the definition thereof as a result of a country or territory becoming subject to any applicable Sanctions program after the Effective Date, such Person shall not be an Embargoed Person so long as (x) the Borrower or the Effective Date Guarantors are, as applicable, taking reasonable steps to either obtain an appropriate license for transacting business in such country or territory or to cause such Person to no longer reside, be organized or chartered or have a place of business in such country or territory and and (y) such Person’s residing, being organized or chartered or having a place of business in such country or territory would not be reasonably expected to have Material Adverse Effect. The Consolidated Group (i) has adopted and maintains policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with any Sanction imposed by the United States and (ii) will use commercially reasonable efforts to adopt and maintain policies and procedures designed to ensure compliance with any applicable Sanction other than those imposed by the United States.

(s) No member of the Consolidated Group is in violation, in any material respects, of any applicable law, relating to anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010 (“Anti-Corruption Laws”)) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act, the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2001 and the United Kingdom Terrorist Asset-Freezing etc. Act of 2010). The Consolidated Group (i) has adopted and maintains policies and procedures that are designed to ensure compliance and are reasonably expected to continue to ensure compliance with the FCPA and (ii) will use commercially reasonable efforts to adopt and maintain policies and procedures designed to ensure compliance with the United Kingdom Bribery Act of 2010.

(t) The Borrower (or its agents acting on its behalf, whether before or after the Borrower was organized, formed, or incorporated, as applicable) has, on its own exclusive initiative, independently approached the Administrative Agent and each Lender from time to time party hereto and requested that the Administrative Agent and each Lender enter into the Loan Documents to which they are a party and provide the Advances. Notwithstanding anything to the contrary, none of the Lenders or any other Person acting on behalf of a Lender solicited the Borrower or otherwise encouraged, influenced, or initiated the process for the provision of such Advances to the Borrower (and/or the entry into of the Loan Documents).

(u) [Reserved].

(v) [Reserved].

(w) Both on the Effective Date and immediately after the consummation of the transactions to occur on the Closing Date, including the Acquisition, the making of each Advance to be made on the Closing Date and the application of the proceeds of such Advances, (a) the fair value of the assets of the Reporting Entity and its Subsidiaries on a consolidated basis will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Reporting Entity and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Reporting Entity and its Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Reporting Entity and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Effective Date and the Closing Date.

(x) Since March 31, 2026, there has been no Material Adverse Change.

(y) [Reserved].

(z) No Borrower or Guarantor is an EEA Financial Institution.

ARTICLE V

COVENANTS

SECTION 5.01 Affirmative Covenants. From and after the making of the Advances on the Closing Date, so long as any Advance shall remain unpaid, the Reporting Entity will:

(a) Compliance with Laws, Etc. Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all Taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such Taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d) Preservation of Existence, Etc. Do, or cause to be done, all things necessary to preserve and keep in full force and effect its and each other Loan Party’s (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that any Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that no Loan Party shall be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon reasonable notice to the Borrower, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrower or any other Loan Party.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group sufficient to permit the preparation of financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Cause all of its and the Consolidated Group’s properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Guaranties.

(w) Subject to clause (y) below, cause any member of the Consolidated Group (other than any Loan Party) that becomes an obligor in respect of any Existing STERIS Notes, the Revolving Credit Agreement, the Bridge Facility, the Securities or other Material Indebtedness, to guarantee the Guaranteed Obligations pursuant to a joinder hereto substantially in the form of Exhibit D or any other form agreed by the Administrative Agent, within the later of (I) 60 days thereof and (II) the Closing Date (or such later date as the Administrative Agent may agree in its discretion).

(x) Upon the occurrence of a Guaranty Trigger Event, cause, within the later of (I) 60 days of the Guaranty Trigger Date and (II) the Closing Date (or such later date as the Administrative Agent may agree in its discretion), (i) subject to clause (y) below, Synergy and its wholly-owned Subsidiaries that are Material Subsidiaries incorporated in England and Wales, (ii) subject to clause (z) below, each other wholly-owned Subsidiary that is a Material Subsidiary of the Reporting Entity (other than Synergy and its Subsidiaries) that is or becomes a Domestic Subsidiary (other than a Receivables Subsidiary), (iii) subject to clause (y) below, each Material Subsidiary of the Reporting Entity incorporated under the laws of Ireland or England and Wales (other than STERIS Dover) that is or becomes a direct or indirect parent of STERIS Corporation and (iv) any New PubCo, in each case, to guarantee the Guaranteed Obligations pursuant to a joinder hereto substantially in the form of Exhibit D or any other form agreed by the Administrative Agent (it being understood that any such joinder entered into pursuant to clause (iv) shall also join such New PubCo hereto as the “Reporting Entity”).

(y) In no event shall Synergy or its Subsidiaries incorporated in England and Wales or any Subsidiary of the Reporting Entity incorporated under the laws of Ireland or England and Wales that is or becomes a direct or indirect parent of STERIS Corporation be required to provide a guaranty hereunder if the Reporting Entity is treated as a United States corporation for United States federal tax purposes. If the Reporting Entity is treated as a United States corporation for United States federal tax purposes, any guarantees from Synergy or its Subsidiaries incorporated in Ireland or England and Wales or any Subsidiary of the Reporting Entity incorporated under the laws of Ireland or England and Wales that is or becomes a direct or indirect parent of STERIS Corporation shall terminate automatically and each such guarantee will be void ab initio.

(z) To the extent that a Guaranty Trigger Period is then in effect and the target or any subsidiary of the target in a Material Acquisition (including the Acquisition) constitutes a wholly-owned Domestic Subsidiary that is a Material Subsidiary upon consummation of such Material Acquisition, use reasonable best efforts to cause such target and any such subsidiary of such target to guarantee the Guaranteed Obligations pursuant to a joinder hereto substantially in the form of Exhibit D or any other form agreed by the Administrative Agent within the later of (I) 60 days of the consummation of such Material Acquisition and (II) the Closing Date (or such later date as the Administrative Agent may agree in its discretion).

(i) Transactions with Affiliates. Conduct, and cause each member of the Consolidated Group to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to the Reporting Entity or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the restrictions of this Section 5.01(i) shall not apply to the following:

(i) the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person;

(ii) payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii) transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the date hereof and set forth in Schedule 5.01(i);

(iv) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices;

(v) [Reserved];

(vi) transactions approved by a majority of Disinterested Directors of the Borrower or of the relevant member of the Consolidated Group in good faith; or

(vii) any transaction in respect of which the Borrower or any Effective Date Guarantor, as applicable, delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower or such Effective Date Guarantor (or the board of directors of the relevant member of the Consolidated Group) from an accounting, appraisal or investment banking firm that is in the good faith determination of the Borrower or such Effective Date Guarantor qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to the Borrower, such Effective Date Guarantor or the relevant member of the Consolidated Group, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(j) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i) within 45 days after the end of each of the first three quarters of each fiscal year of the Reporting Entity, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of the Reporting Entity as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments);

(ii) within 90 days after the end of each fiscal year of the Reporting Entity, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii) simultaneously with each delivery of the financial statements referred to in subclauses (j)(i) and (j)(ii) of this Section 5.01, a certificate of the Chief Financial Officer, the Controller or the Treasurer of the Reporting Entity that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Reporting Entity to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv) as soon as possible and in any event within five days after any Responsible Officer shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that the Reporting Entity sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the Securities and Exchange Commission or any national securities exchange (excluding routine reports filed with the New York Stock Exchange and any reports filed with the Regulatory News Service to satisfy London Stock Exchange Requirements);

(vi) promptly after a Responsible Officer obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(b); and

(vii) such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

(k) [Reserved].

(l) OFAC and FCPA. The Loan Parties shall ensure and shall cause each member of the Consolidated Group and their respective officers and directors (in their capacity as officers and directors, as applicable, of members of the Consolidated Group) to ensure that, to their knowledge, the proceeds of any Advances shall not be used by such Persons (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of any Sanctions, to the extent such activity or business is prohibited by Sanctions, (ii) in any other manner that would result in a violation of any Sanctions by the Agents, Lenders, the Reporting Entity or any member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of Section 5.01(j) above shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and available on the website of the Securities and Exchange Commission at http://www.sec.gov. Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) and other Communications by posting such Borrower Materials or Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

SECTION 5.02 Negative Covenants. From and after the making of the Advances on the Closing Date, so long as any Advance shall remain unpaid, the Reporting Entity will not and will not permit any member of the Consolidated Group to:

(a) Liens, Etc. Create, assume or suffer to exist any Lien upon any of its property or assets (other than Unrestricted Margin Stock), whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

(i) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii) other statutory, common law or contractual Liens incidental to the conduct of its business or the ownership of its property and assets that (A) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(iv) pledges or deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;

(v) Liens on property or assets to secure obligations owing to any member of the Consolidated Group;

(vi) (A) purchase money Liens on fixed or capital assets or for the deferred purchase price of property; provided that such Lien is limited to the purchase price and only attaches to the property being acquired, constructed or improved and, for the avoidance of doubt, proceeds thereof; provided further that purchase money Liens in favor of any lender may be cross-collateralized with respect to other obligations of such type owing to such lender and (B) capital or finance leases;

(vii) easements, zoning restrictions or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any member of the Consolidated Group;

(viii) Liens existing on the Effective Date and, to the extent securing obligations in excess of $25,000,000, set forth on Schedule 5.02(a) hereto (it being understood that any Liens securing obligations in excess of $25,000,000 outstanding on the Effective Date that are otherwise permitted under another clause of Section 5.02(a) need not be set forth on Schedule 5.02(a) in order to be so permitted under such other clause);

(ix) any Lien granted to the Administrative Agent, for the benefit of the Lenders;

(x) Liens on Receivables Related Assets of a Receivables Subsidiary in connection with the sale of such Receivables Related Assets pursuant to Section 5.02(f)(iii) hereof;

(xi) in addition to the Liens permitted herein, additional Liens, so long as the aggregate principal amount of all Debt and other obligations secured by such Liens, when taken together with, without duplication, the principal amount of all Debt of Subsidiaries that are not Guarantors incurred pursuant to Section 5.02(e)(viii) below, does not exceed an amount equal to 10% of the Consolidated Total Assets at the time such Debt or other obligation is created or incurred;

(xii) Permitted Encumbrances;

(xiii) any Lien existing on any property or asset prior to the acquisition thereof by any member of the Consolidated Group or existing on any property or assets of any Person at the time such Person becomes a Subsidiary after the Effective Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of any member of the Consolidated Group (other than Persons who become members of the Consolidated Group in connection with such acquisition);

(xiv) Liens arising in connection with any margin posted related to Hedge Agreements entered other than for speculative purposes;

(xv) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clauses (vi), (viii), (xi) and (xiii) of this Section 5.02(a); provided that (x) the principal amount of the obligations secured thereby shall be limited to the principal amount of the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof), (y) such Lien shall be limited to all or a part of the assets that secured the obligation so extended, renewed or replaced and (z) in the case of any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (xi) of this Section 5.02(a) such extension, renewal or replacement (or successive renewals or replacements) shall utilize basket capacity under such clause (xi) prior to any excess amount not permitted thereunder being permitted under this clause (xv);

(xvi) Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the paragraphs of this Section 5.02(a); and

(xvii) Liens on the proceeds of Specified Indebtedness deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement with respect to a Pending Transaction prior to the consummation of such Pending Transaction.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock) (whether now owned or hereafter acquired) to, any Person, except that:

(i) any member of (x) the Consolidated Group other than the Borrower or an Effective Date Guarantor may merge or consolidate with or into or (y) the Consolidated Group may convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to, in each case of clause (x) and (y), any other member of the Consolidated Group;

(ii) the Borrower or an Effective Date Guarantor may merge or consolidate with or into any other Person (including, but not limited to, any member of the Consolidated Group) so long as (A) (x) if the Borrower is a party thereto, the Borrower is the surviving entity and (y) if an Effective Date Guarantor is a party thereto, an Effective Date Guarantor is the surviving entity (unless the Borrower is also a party thereto, in which case the Borrower will be the surviving entity) or (B) the surviving entity shall succeed, by agreement, including an agreement where such succession occurs by operation of law, in any case reasonably satisfactory in substance to the Administrative Agent (and such agreement shall be provided to the Administrative Agent prior to the closing of such merger or consolidation), to all of the businesses and operations of the Borrower or such Effective Date Guarantor, as applicable, and shall assume all of the rights and obligations of the Borrower or such Effective Date Guarantor, as applicable, under this Agreement and the other Loan Documents;

(iii) any member of the Consolidated Group (other than the Borrower or an Effective Date Guarantor) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets as determined in good faith by the Reporting Entity and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition; and

(iv) any member of the Consolidated Group (other than the Borrower or an Effective Date Guarantor) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to another Person to effect (A) a transaction permitted by Section 5.02(f) (other than clause (vii)(ii) thereof) or (B) a merger or consolidation with or into such Person where such merger or consolidation results in such Person or the entity into which such Person is merged or consolidated becoming a member of the Consolidated Group;

provided, in the cases of clauses (i), (ii) and (iii) hereof, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Change the Reporting Entity’s fiscal year-end from March 31 of each calendar year.

(d) Change in Nature of Business. Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by STERIS plc and its Subsidiaries on the Effective Date; it being understood that this Section 5.02(d) shall not prohibit (i) the Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(e) Subsidiary Indebtedness. Permit any member of the Consolidated Group that is not a Loan Party to incur Debt of any kind; provided that this Section shall not apply to any of the following (without duplication):

(i) Debt incurred under the Loan Documents;

(ii) Debt of any member of the Consolidated Group to any member of the Consolidated Group; provided that such Debt shall not have been transferred to any other Person (other than to any member of the Consolidated Group);

(iii) Debt outstanding on the Effective Date and, to the extent in respect of obligations in excess of $25,000,000, set forth on Schedule 5.02(e) (it being understood that any Debt in excess of $25,000,000 outstanding on the Effective Date that is otherwise permitted under another clause of Section 5.02(e) need not be set forth on Schedule 5.02(e) in order to be so permitted under such other clause) and any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part); provided that the outstanding principal amount of any such Debt may only be increased (x) to the extent of any accrued interest, premiums, fees, costs and expenses incurred in connection with the extension, renewal, refinancing, refunding, replacement or restructuring of such Debt or (y) to the extent any such increase is permitted to be incurred under any other clause of this Section 5.02(e);

(iv) (i) Debt of any member of the Consolidated Group incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital or finance leases and any Debt assumed in connection with the acquisition of any such assets (provided that such Debt is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Debt does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part); provided that the aggregate principal amount of Debt permitted by this clause (iv) shall not exceed $100,000,000 at any time outstanding (or if the Existing STERIS Notes (or any replacement facility in respect thereof or indebtedness refinancing such notes) are equivalently amended or no longer outstanding or in effect, $125,000,000);

(v) Debt under or related to Hedge Agreements entered into for non-speculative purposes;

(vi) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business;

(vii) Debt of Receivables Subsidiaries in respect of Permitted Receivables Facilities in an aggregate principal amount at any time outstanding not to exceed $250,000,000;

(viii) (i) any other Debt (not otherwise permitted under this Agreement), and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of Debt outstanding under this clause (viii), provided that, the aggregate principal amount of (1) all Debt incurred under this clause (viii) and (2) without duplication, all Debt and other obligations secured by Liens incurred under Section 5.02(a)(xi) shall not exceed 10% of Consolidated Total Assets at the time such Debt is incurred (except that Debt incurred in reliance on clause (ii) of this Section

5.02(e)(viii) will in any event be permitted (but will utilize basket capacity under this clause (viii)) so long as the principal amount of such Debt does not exceed the principal amount of the Debt extended, renewed, refinanced, refunded, replaced or restructured plus any accrued interest, premiums, fees, costs and expenses incurred in connection with the extension, renewal, refinancing, refunding, replacement or restructuring of such Debt);

(ix) Debt owed to any officers or employees of any member of the Consolidated Group; provided that the aggregate principal amount of all such Debt shall not exceed $10,000,000 at any time outstanding;

(x) guarantees of any Debt permitted pursuant to this Section 5.02(e);

(xi) Debt in respect of bid, performance, surety bonds or completion bonds or bank guarantees issued for the account of any member of the Consolidated Group in the ordinary course of business, including guarantees or obligations of any member of the Consolidated Group with respect to letters of credit supporting such bid, performance, surety or completion obligations;

(xii) Debt incurred or arising from or as a result of agreements providing for indemnification, deferred payment obligations, purchase price adjustments, earn-out payments or similar obligations;

(xiii) Debt in connection with overdue accounts payable, which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(xiv) Debt arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving any member of the Consolidated Group; provided that the judgment, award(s) and/or settlements to which such Debt relates would not constitute an Event of Default under Section 6.01(f);

(xv) Debt in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and

(xvi) (i) Debt of any Person which becomes a Subsidiary after the Effective Date or is merged with or into or consolidated or amalgamated with any member of the Consolidated Group after the Effective Date and Debt expressly assumed in connection with the acquisition of an asset or assets from any other Person; provided that (A) such Debt existed at the time such Person became a Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof and (B) immediately after such Person becomes a Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing and (y) the Reporting Entity shall be in compliance with Section 5.03 on a pro forma basis; and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part), provided that the outstanding principal amount of any such Debt may only be increased (x) to the extent of any accrued interest, premiums, fees, costs and expenses incurred in connection with the extension, renewal, refinancing, refunding, replacement or restructuring of such Debt or (y) to the extent any such increase is permitted to be incurred under any other clause of this Section 5.02(e).

(f) Dispositions. Convey, sell, assign, transfer or otherwise dispose of (each, a “Disposition”) any of its property or assets outside the ordinary course of business, other than to any member of the Consolidated Group, except for:

(i) Dispositions of assets and property that are (i) obsolete, worn, damaged, uneconomic or otherwise deemed by any member of the Consolidated Group to no longer be necessary or useful in the operation of such member of the Consolidated Group’s current or anticipated business or (ii) replaced by other assets or property of similar suitability and value;

(ii) Dispositions of cash and Cash Equivalents;

(iii) Dispositions of accounts receivable (i) in connection with the compromise or collection thereof, (ii) deemed doubtful or uncollectible in the reasonable discretion of any member of the Consolidated Group, (iii) obtained by any member of the Consolidated Group in the settlement of joint interest billing accounts, (iv) granted to settle collection of accounts receivable or the sale of defaulted accounts arising in connection with the compromise or collection thereof and not in connection with any financing transaction or (v) in connection with a Permitted Receivables Facility;

(iv) any other Disposition (not otherwise permitted under this Agreement) of any assets or property; provided that after giving effect thereto, the Reporting Entity would be in pro forma compliance with the covenants set forth in Section 5.03;

(v) Dispositions by any member of the Consolidated Group of all or any portion of any Subsidiary that is not a Material Subsidiary;

(vi) leases, licenses, subleases or sublicenses by any member of the Consolidated Group of intellectual property in the ordinary course of business;

(vii) Dispositions arising as a result of (i) the granting or incurrence of Liens permitted under Section 5.02(a) or (ii) transactions permitted under Section 5.02(b) (other than Section 5.02(b)(iii)) of this Agreement;

(viii) any Disposition or series of related Dispositions that does not individually or in the aggregate exceed $10,000,000;

(ix) Dispositions constituting terminations or expirations of leases, licenses and other agreements in the ordinary course of business; and

(x) contributions of assets in the ordinary course of business to joint ventures entered into in the ordinary course of business.

SECTION 5.03 Financial Covenants. From and after the making of the Advances on the Closing Date, as of the last day of the first fiscal quarter of the Reporting Entity ended on or after the Closing Date and on the last day of each fiscal quarter of the Reporting Entity ending thereafter (provided that compliance with the financial covenants shall not be a condition to the occurrence of the Closing Date):

(a) The Reporting Entity will not permit the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the four consecutive fiscal quarter period ending as of such date to exceed 3.50 to 1.00; provided, that the ratio referenced in this Section 5.03(a) shall be increased by 0.25 to 1.00, or if the Existing STERIS Notes (or any replacement facility in respect thereof or indebtedness refinancing such notes) are equivalently amended or no longer outstanding or in effect, 0.50 to 1.00, after a Material Acquisition for a period of four fiscal quarters after the date of such Material Acquisition; and

(b) The Reporting Entity will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four fiscal quarters ending on such date, to be less than 3.00:1.00.

SECTION 5.04 Limitations on Actions of Administrative Agent and Lenders Between the Effective Date and the Closing Date. During the period from and including the Effective Date to and including the earlier of the Commitment Termination Date and the Closing Date, and notwithstanding (a) that any representation made on the Effective Date was incorrect, (b) any provision to the contrary in any Loan Document or (c) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) cancel any of its Commitments (except as set forth in Section 2.07), (ii) rescind, terminate or cancel the Loan Documents, or (iii) refuse to participate in making its Advances when required to do so under this Agreement; provided in each case that the applicable conditions precedent to the making of such Advances set forth in Section 3.02 have been satisfied, and provided further that subsequent to the making of the Advances on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing. Notwithstanding the foregoing or anything to the contrary provided herein, Sections 5.01, 5.02, 5.03 and 6.01 shall not become effective until immediately after the making of the Advances on the Closing Date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. From and after the making of the Advances on the Closing Date, if any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Loan Party, as applicable, shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made by a Loan Party herein or in any other Loan Document or by a Loan Party (or any of its officers or directors) in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) the Borrower or any Effective Date Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d)(i), 5.01(j)(iv), 5.02(a), 5.02(b), 5.02(d), 5.02(e), 5.02(f) or 5.03 or (ii) the Borrower or any Effective Date Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(iii) or (v)-(vii) of Section 5.01(j) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (iii) the Borrower or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) the Borrower, any Guarantor or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Material Indebtedness of the Borrower, or such Guarantor or such Significant Subsidiary, respectively, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding (or any analogous procedure or step in any jurisdiction) shall be instituted or taken by or against the Loan Party or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking the suspension of payments, liquidation, winding up, dissolution, administration, moratorium, reorganization, arrangement (including by way of voluntary arrangement, scheme of arrangement or otherwise), adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee, custodian or other similar official for it or for any substantial part of its property (or any such official shall be appointed, whether by order of a court or otherwise) and, in the case of any such proceeding, procedure or step instituted or taken against it (but not instituted or taken by it), such proceeding, procedure or step shall remain undismissed or unstayed for a period of 60 days; or the Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f) any one or more judgments or orders for the payment of money in excess of the greater of (x) $150,000,000 and (y) 3% of Consolidated Total Assets shall be rendered against a Loan Party or any Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Reporting Entity (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Reporting Entity (on a fully diluted basis), unless such Reporting Entity becomes a direct or indirect wholly-owned Subsidiary of a holding company and the direct or indirect holders of Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Reporting Entity’s Voting Stock immediately prior to that event (such new holding company, a “New PubCo”); or (ii) during any period of up to 24 consecutive months, a majority of the members of the board of directors of the Reporting Entity shall not be Continuing Directors; or

(h) one or more of the following shall have occurred or is reasonably expected to occur, that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event with respect to any Plan; (ii) the partial or complete withdrawal of the Reporting Entity or any ERISA Affiliate from a Multiemployer Plan or assessment of Withdrawal Liability on the Reporting Entity or any ERISA Affiliate on account of any Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan; or

(i) this Agreement (including the Guaranty set forth in Article VIII) shall cease to be valid and enforceable against the Loan Parties (except to the extent it is terminated in accordance with its terms) or a Loan Party shall so assert in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01 Authorization and Action. Each of the Lenders hereby irrevocably appoints JPMorgan (acting through J.P. Morgan SE) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02 Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Duties of Administrative Agent; Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 9.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each of the Finance Parties hereby exempts the Administrative Agent from the re-strictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and simi-lar restrictions applicable to it pursuant to any other applicable law, in each case to the extent le-gally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or Persons (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed, and only so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and consented to by the Borrower and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.16(l) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07 Non-Reliance on Administrative Agent and Other Lenders; Acknowledgments.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.07(b) shall be conclusive, absent manifest error.

(i) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) The Borrower and each other Loan Party from time to time party hereto hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Loan Party.

(iii) Each party’s obligations under this Section 7.07(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

(c) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and J.P. Morgan SE and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to J.P. Morgan SE and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither J.P. Morgan SE nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Advances, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

SECTION 7.08 Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger”, “book runner”, “syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.09 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulation) of one or more benefit plans in connection with the Advances or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances or the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances or the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances or the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such

Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE VIII

GUARANTY

SECTION 8.01 Guaranty. Subject to Section 5.01(h)(y), each Guarantor, on a joint and several basis, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Lender Parties (defined below) (the “Guaranty”), as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration, demand or otherwise, and at all times thereafter, of all existing and future indebtedness and liabilities, whether for principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Reporting Entity, STERIS Corporation and the Borrower, without duplication, to the Lenders and the Administrative Agent (collectively, the “Lender Parties”) arising under this Agreement or any other Loan Document, including all renewals, extensions and modifications thereof (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty (other than payment in full in cash).

SECTION 8.02 No Termination. Except as permitted under Section 8.08, this Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 8.03 Waiver by the Guarantors. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled other than any notice required hereunder.

SECTION 8.04 Subrogation. No Guarantor shall exercise any right of subrogation, reimbursement, exoneration, indemnification or contribution, any right to participate in any claim or remedy of the Lender Parties or any similar right with respect to any payment it makes under this Guaranty with respect to the Guaranteed Obligations until all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and the Commitments have terminated. If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

SECTION 8.05 Waiver of Defenses. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability against the Reporting Entity, STERIS Corporation or the Borrower of this Agreement or any agreement or other instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligation of the Reporting Entity, STERIS Corporation or the Borrower under or in respect of this Agreement or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any other member of the Consolidated Group or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, if any, or assets, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or other assets for all or any of the Guaranteed Obligations;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or other member of the Consolidated Group;

(f) any failure of the Administrative Agent or any Lender to disclose to a Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Reporting Entity, STERIS Corporation or the Borrower now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g) the release or reduction of liability of any other Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor or surety (other than defense of payment in full in cash).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.06 Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation, any provision of law requiring the Lender Parties to exhaust any right or remedy or to take any action against the Reporting Entity, STERIS Corporation or the Borrower, any other guarantor or any other Person or property before enforcing this Guaranty against such Guarantor.

SECTION 8.07 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon any action or proceeding, of the Reporting Entity, STERIS Corporation, the Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent as and to the extent that the Administrative Agent has the right to demand such amounts pursuant to Section 6.01 hereof.

SECTION 8.08 Release of Guarantees.

(a) Upon a Guaranty Termination Date, each Guarantor (other than an Effective Date Guarantor) shall automatically without delivery of any instrument or performance of any act by any party be released from this Guaranty (for so long as such ratings are maintained at such levels or higher), in each case except to the extent that any such entity remains an obligor in respect of any Existing STERIS Notes, the Revolving Credit Agreement, the Bridge Facility, the Securities or other Material Indebtedness, in which case the Guaranty of such entity shall remain in effect until such indebtedness is repaid or such entity shall cease to be a guarantor thereof.

(b) A Guarantor (other than an Effective Date Guarantor) that was required to guarantee the Guaranteed Obligations pursuant to Section 5.01(h)(w) shall automatically without delivery of any instrument or performance of any act by any party be released from its obligations hereunder when the applicable indebtedness with respect to which such Guarantor was an obligor is repaid or such entity shall cease to be a guarantor thereof, in each case except to the extent a Guaranty Trigger Period is then in effect, in which case the Guaranty of such entity shall remain in effect until the Guaranty Termination Date.

(c) A Guarantor (other than an Effective Date Guarantor) shall automatically without delivery of any instrument or performance of any act by any party be released from its obligations hereunder (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Reporting Entity, (ii) at such time that such Guarantor is no longer (x) a Material Subsidiary of STERIS Corporation that is a Domestic Subsidiary, (y) a Material Subsidiary of Synergy that is incorporated under the laws of England and Wales (or in the case of Synergy itself, no longer a Material Subsidiary that is incorporated under the laws of England and Wales) or (z) a Material Subsidiary of the Reporting Entity and a direct or indirect parent of STERIS Corporation that is incorporated under the laws of Ireland or England and Wales; provided that if the Reporting Entity desires such entity to remain a Guarantor, the Reporting Entity shall notify the Administrative Agent in writing and such entity shall remain a Guarantor, or (iii) upon the occurrence of the applicable circumstances set forth in Section 5.01(h)(y), in which case the applicable guarantee will be void ab initio as set forth therein.(d) In connection with any release pursuant to this Section 8.08, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 8.08 shall be without recourse to or warranty by the Administrative Agent.

SECTION 8.09 Guaranty Limitations. Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable foreign, federal and state bankruptcy, insolvency or receivership laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guarantee and each Guarantor’s obligations hereunder. This Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of section 678 and 679 of the UK Companies Act 2006 or under section 82 of the Companies Act 2014 (as the case may be) or constituting a breach of section 239 of the Companies Act 2014 and, with respect to any Person that becomes a Guarantor after the date of this Agreement, shall be subject to any limitations set forth in the joinder hereto pursuant to which such Person shall become a Guarantor.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc.

(a) Subject to Section 2.10(e) and (f), no amendment or waiver of any provision of this Agreement, nor consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Loan Parties and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i) waive any of the conditions specified in Sections 3.01 or 3.02 unless signed by each Lender directly and adversely affected thereby;

(ii) increase or extend the Commitments of any Lender or modify the currency in which a Lender is required to make extensions of credit under this Agreement, unless signed by such Lender;

(iii) reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated, or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest;

(iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders;

(vi) amend this Section 9.01, unless signed by all Lenders; or

(vii) release all or substantially all of the Guarantors from the Guaranty (except as contemplated by Section 8.08) unless signed by all Lenders;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrower and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Advances and other Guaranteed Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower to and including the date of termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.02 Notices, Etc. Except in the case of notices and other communications expressly permitted to be given by other methods (and subject to paragraph (b) below), all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed (including email as permitted under Section 9.02(b)), telecopied or delivered, if to the Borrower, to the address, telecopier number or if applicable, electronic mail address, specified for the Borrower on Schedule II or at such other address as shall be designated by the Borrower in a written notice to the other parties and, as to the Administrative Agent and each other party, at such other address as shall be designated by the Administrative Agent or such party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next Business Day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(a) Electronic Communications. Notices and other communications to the Borrower, any other Loan Party and the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Reporting Entity (in the case of the Borrower and other Loan Parties) and the Administrative Agent (in the case of the Lenders), provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(c) Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to the Approved Electronic Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent from time to time in writing (which could be in the form of electronic communication) to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Lender acknowledges that it will receive Borrower Materials that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(d) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(e) With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

(f) Each of the Lenders and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04 Costs and Expenses. The Reporting Entity agrees to pay, or cause to be paid, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement. The Reporting Entity further agrees to pay, or cause to be paid, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agents and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrower of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(a) The Reporting Entity agrees to, and to cause the Borrower to, indemnify and hold harmless each Agent and Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided that the obligations of the Borrower and the Reporting Entity to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any material breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent or Joint Lead Arranger acting in such a role), or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any material breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of their shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any material breach of its obligations under this Agreement). In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Notwithstanding the foregoing, this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) With respect to Term Benchmark Advances, if any payment of principal of, or Conversion of, any Term Benchmark Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.08, 2.10(e), 2.12 or 2.14, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(b) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.10 or 2.14, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance; provided that no compensation pursuant to this Section 9.04(c) shall be required with respect to the repayment of any principal of any Term Benchmark Advance on the date that is one week (or if such date is not a Business Day, the next succeeding Business Day) after the Borrowing of such Advance. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 9.04(c) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Without prejudice to the survival of any other agreement of the Reporting Entity or the Borrower hereunder, the agreements and obligations of the Reporting Entity and the Borrower, as applicable, contained in Sections 2.13, 2.16 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05 Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and their Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and their Affiliates may have.

SECTION 9.06 Binding Effect. This Agreement became effective on the Effective Date and, thereafter, has been and shall continue to be binding upon and inure to the benefit of, and be enforceable by, the Loan Parties, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Loan Parties shall have no right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any purported assignment without such consent shall be null and void.

SECTION 9.07 Assignments and Participations.

(a) Each Lender may, with the consent of (x) the Borrower, such consent not to be unreasonably withheld or delayed and (y) the Administrative Agent, which consent shall not be unreasonably withheld or delayed assign to one or more Persons (other than natural persons, Defaulting Lenders, Disqualified Lenders or the Reporting Entity or its Affiliates) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that (A) the consent of the Borrower shall not be required while an Event of Default has occurred and is continuing (it being understood that notwithstanding this clause (A), such consent shall be required in any event on or prior to the Closing Date; provided that no such consent shall be required for assignments among Goldman Sachs, Goldman Sachs Bank USA and/or Goldman Sachs Lending Partners LLC), (B) with respect to any assignment made after the Closing Date, the consent of the Borrower shall be deemed given if the Borrower shall not have objected within 10 Business Days following receipt of written notice of such proposed assignment and (C) in the case of an assignment to any other Lender or an Affiliate of any Lender, no such consent shall be required from (x) the Administrative Agent or (y) the Borrower with respect to assignments by any Lender to its Affiliate or to another Lender (it being understood that notwithstanding this clause (y) such Borrower consent shall be required in any event on or prior to the Closing Date, provided that no such consent shall be required for assignments among Goldman Sachs, Goldman Sachs Bank USA and/or Goldman Sachs Lending Partners LLC); provided that in each such case prior notice thereof shall have been given to the Borrower and the Administrative Agent.

(b) Upon demand by the Borrower (with a copy of such demand provided to the Administrative Agent) (w) any Defaulting Lender, (x) any Lender that has made a demand for payment pursuant to Section 2.13 or 2.16, (y) any Lender that has asserted pursuant to Section 2.10(b) or 2.14 that it is impracticable or unlawful for such Lender to make, fund or maintain (I) Term Benchmark Advances or (II) Advances or Commitments to an EU Borrower or (z) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders shall have given their consent, will assign to one or more Persons designated by the Borrower all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment or the Advances owing to it).

(c) In each such case,

(A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment or Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless otherwise agreed by the Borrower and the Administrative Agent;

(C) [Reserved];

(D) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.07(b) shall be arranged by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(E) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 9.07(b), (1) unless and until such Lender shall have received one or more payments from one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Reporting Entity or one or more assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Section 2.13, 2.16, or 9.04(c)) and (2) unless and until the Reporting Entity shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F) the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to Section 9.07(b), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) and, if such assignment does not occur as a result of a demand by the Borrower pursuant to Section 9.07(b) (in which case the Reporting Entity shall pay or cause to be paid the fee required by subclause (E)(2) of Section 9.07(c)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(d) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Sections 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) [Reserved];

(vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.

(g) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment and Advances of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties hereto intend that the Advances and the other obligations under the Loan Documents be treated as being in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and Section 5f.103-1(c) of the United States Treasury Regulations (and any successor provisions), and the provisions of this Section 9.07 relating to the Register and the Participant Register shall be interpreted and applied consistently with such intent.

(h) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of their Affiliates, any Defaulting Lender, any Disqualified Lender or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except, after the Closing Date, as to matters requiring the approval of all the Lenders pursuant to Section 9.01.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 9.07(h); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender as more fully set forth in Section 9.08 and subject to the requirements of Section 9.08 (it being understood that, notwithstanding anything to the contrary set forth in such agreement, the Borrower shall be a third party beneficiary of such agreement).

(j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

(k) Notwithstanding the foregoing, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender. The list of Disqualified Lenders may be provided on a confidential basis to Lenders and to potential assignees and participants.

SECTION 9.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or insurance or similar transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or (i) with respect to the existence of this Agreement and information about this Agreement, to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and Advances.

For purposes of this Section, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in any case reasonable care.

For the avoidance of doubt, nothing in this Section 9.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.09 Borrower Communications.

(a) The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with customary generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the interpretation of (i) Material Adverse Effect (as defined in the Acquisition Agreement) and whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred under the Acquisition Agreement, (ii) the accuracy of the representations and warranties set forth in Section 3.02(c)(i) and whether as a result of any inaccuracy thereof STERIS plc (or any of its Subsidiaries) has the right to terminate their respective obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the Acquisition Agreement (including any determination as to the occurrence of the Closing Date (as defined in the Acquisition Agreement)), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopier, facsimile or in a pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable; provided, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any other party hereto or any Related Party of any such Person for any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.12 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of the Southern District of New York sitting in the city of New York in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, any New York State court sitting in the city of New York in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Loan Parties hereby appoint STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, or should it subsequently have its principal place of business in The City of New York, at such principal place of business notified to the Administrative Agent, as their agent for service of process, and agree that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any court referenced in Section 9.12(b).

SECTION 9.13 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Loan Parties shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14 No Advisory or Fiduciary Responsibility. In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

In addition, the Loan Parties acknowledge that the Target (or one of its Affiliates) has retained JPMorgan (or one or more of its Affiliates) as sell-side financial advisor (in such capacity, the “Sell-Side Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Sell-Side Advisor and, on the other hand, each Finance Party and its Affiliates’ relationships with the Loan Parties as described and referred to herein.

Furthermore, the Loan Parties acknowledge that Goldman Sachs has been retained by the Reporting Entity (or one of its Affiliates) as buy-side financial advisor (in such capacity, the “Buy-Side Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Advisor and, on the other hand, each Finance Party and its Affiliates’ relationships with the Loan Parties as described and referred to herein.

Each Party hereto acknowledges (i) the retention of JPMorgan as Sell-Side Advisor and the retention of Goldman Sachs as Buy-Side Advisor and (ii) in each case, that such relationship does not create any fiduciary duties or fiduciary responsibilities to such person on the part of JPMorgan and its Affiliates or Goldman Sachs, as applicable.

SECTION 9.15 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance or enforcement thereof.

SECTION 9.16 Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss with respect to the Borrower. The obligations of the Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17 [Reserved].

SECTION 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto (for purposes of this Section 9.18, the “Acknowledging Party”) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each Acknowledging Party agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to the Acknowledging Party by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to the Acknowledging Party or otherwise conferred on the Acknowledging Party, and that such shares or other instruments of ownership will be accepted by the Acknowledging Party in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STERIS IRISH FINCO UNLIMITED COMPANY, as the Borrower

By:	/s/ Karen L. Burton
Name: Karen L. Burton
Title: Director

STERIS PLC, as a Guarantor

By:	/s/ Karen L. Burton
Name: Karen L. Burton
Title: Senior Vice President and Chief Financial Officer

STERIS LIMITED, as a Guarantor

By:	/s/ Karen L. Burton
Name: Karen L. Burton
Title: Director

STERIS CORPORATION, as a Guarantor

By:	/s/ Karen L. Burton
Name: Karen L. Burton
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

J.P. MORGAN SE,
as Administrative Agent

By:	/s/ Suzy Sambell
Name: Suzy Sambell
Title: Vice President

J.P. MORGAN SE,
as a Lender

By:	/s/ Richard Johansson
Name: Richard Johansson
Title: Managing Director

By:	/s/ Martin Andronov
Name: Martin Andronov
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

GOLDMAN SACHS BANK EUROPE SE, as a Lender

By:	/s/ Jens Hofmann
Name: Jens Hofmann
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

CITIBANK EUROPE PLC, as a Lender

By:	/s/ Andrew Mason
Name: Andrew Mason
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

BANK OF AMERICA EUROPE DAC, as a Lender

By:	/s/ Christopher Coney
Name: Christopher Coney
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brianna Kabdcbo
Name: Brianna Kabdcbo
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Victoria Kendrick
Name: Victoria Kendrick
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

DNB CAPITAL, as a Lender

By:	/s/ Kristie Li
Name: Kristie Li
Title: Senior Vice President

By:	/s/ David Meisner
Name: David Meisner
Title: First Vice President

[Signature Page to Term Loan Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

SVENSKA HANDELSBANKEN (publ) NEW YORK BRANCH, as a Lender

By:	/s/ Ulrika Drinkall
Name: Ulrika Drinkall
Title: Vice President, Relationships Manager

By:	/s/ Jonahtan Kylmanen
Name: Jonahtan Kylmanen
Title: Senior Vice President, Head of Corporate banking

[Signature Page to Term Loan Credit Agreement]